Exhibit 4.1

CRH FINANCE LIMITED

CRH (UK) LIMITED

CRH FINANCE (U.K.) plc

CRH BUILDING PRODUCTS LIMITED

CRH INVESTMENTS (UK) LIMITED

CRH INTERNATIONAL FINANCIAL SERVICES LIMITED

IBSTOCK GROUP LIMITED

FARRANS LIMITED

FORTICRETE LIMITED

IBSTOCK BRICK LIMITED

SPRINGVALE EPS LIMITED

AND

TYRONE BRICK LIMITED

AS ORIGINAL BORROWERS

CRH plc

AS GUARANTOR

CRH FINANCE LIMITED

AS CRH AGENT

BARCLAYS CAPITAL

ING BANK N.V.

AND

THE ROYAL BANK OF SCOTLAND plc

AS MANDATED LEAD ARRANGERS

ING BANK N.V., LONDON BRANCH

AS AGENT

AND

OTHERS

FACILITY AGREEMENT RELATING TO

£300,000,000 AND €200,000,000

MULTICURRENCY REVOLVING CREDIT

FACILITIES

33.	Assignments And Transfers By The Obligors	47

34.	Assignments And Transfers By Banks	47

35.	Disclosure Of Information	49

36.	Acceding Borrowers	50

37.	Calculations And Evidence Of Debt	50

38.	Remedies And Waivers	52

39.	Partial Invalidity	52

40.	Notices	53

41.	Counterparts	54

42.	Law	54

43.	Jurisdiction	55

THIS AGREEMENT is made on 15th September, 2004

BETWEEN

(1)	THE COMPANIES listed in Schedule 2 (The Original Borrowers) as original borrowers (the “Original Borrowers”);

(2)	CRH plc as guarantor (the “Guarantor”);

(3)	CRH FINANCE LIMITED as agent for the Borrowers (the “CRH Agent”);

(4)	BARCLAYS CAPITAL, ING BANK N.V. AND THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers (whether acting individually or together, the “Arranger”);

(5)	ING BANK N.V., LONDON BRANCH as agent of the Banks (the “Agent”); and

(6)	THE FINANCIAL INSTITUTIONS named in Schedule 1 (The Banks) (and their nominated affiliates) as original banks (the “Original Banks”).

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“1999 Facility Agreement” means the multicurrency revolving credit facility agreement dated 4 October 1999 between the Guarantor, certain of its subsidiaries as borrowers, the CRH Agent, Bank of America International Limited as agent and others as named therein.

“1999 Obligors” means the Guarantor and the Borrowers (as defined in the 1999 Facility Agreement).

“Acceding Borrower” means any company which has executed and delivered a Borrower Accession Memorandum pursuant to Clause 36 (Acceding Borrowers).

“Advance” means, save as otherwise provided herein, an advance made or to be made by a Bank pursuant to the terms hereof.

“Available Commitment” means, in relation to a Bank at any time, its Available Facility A Commitment or its Available Facility B Commitment.

“Available Facility” means, in relation to a Facility at any time, the aggregate of the Available Commitments in respect of that Facility at such time.

“Available Facility A Commitment” means, in relation to a Bank at any time and save as otherwise provided herein, its Facility A Commitment at such time less the Sterling Amount of its share of the Facility A Outstandings at such time provided that such amount shall not be less than zero adjusted, in the case of a proposed Utilisation under Facility A only, so as to take into account:

(a)	any reduction in the Facility A Commitment of such Bank which will occur prior to the commencement of, or during, the Term relating to the proposed Utilisation under Facility A consequent upon a cancellation of the whole or any part of the Facility A Commitment of such Bank pursuant to the terms hereof;

(b)	the Sterling Amounts of any Advances under Facility A which, pursuant to any other Utilisation under Facility A, such Bank is then obliged to make on or before the proposed Utilisation Date relating to such proposed Utilisation; and

(c)	the Sterling Amounts of any Advances under Facility A which were made by such Bank pursuant hereto and which are due to be repaid on or before the proposed Utilisation Date relating to such Utilisation.

“Available Facility B Commitment” means, in relation to a Bank at any time and save as otherwise provided herein, its Facility B Commitment at such time less the Euro Amount of its share of the Facility B Outstandings at such time provided that such amount shall not be less than zero adjusted, in the case of a proposed Utilisation under Facility B only, so as to take into account:

(a)	any reduction in the Facility B Commitment of such Bank which will occur prior to the commencement of, or during, the Term relating to the proposed Utilisation under Facility B consequent upon a cancellation of the whole or any part of the Facility B Commitment of such Bank pursuant to the terms hereof;

(b)	the Euro Amounts of any Advances under Facility B which, pursuant to any other Utilisation under Facility B, such Bank is then obliged to make on or before the proposed Utilisation Date relating to such proposed Utilisation; and

(c)	the Euro Amounts of any Advances under Facility B which were made by such Bank pursuant hereto and which are due to be repaid on or before the proposed Utilisation Date relating to such Utilisation.

“Bank” means an Original Bank and any Transferee which has become a Party in accordance with Clause 34 (Assignments and Transfers by Banks) which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Borrower Accession Memorandum” means a memorandum to be delivered pursuant to Clause 36 (Acceding Borrowers) by the CRH Agent and any Acceding Borrower to the Agent substantially in the form set out in Schedule 8 (Form of Borrower Accession Memorandum) (with such (if any) amendments as may be agreed by the Agent).

“Borrowers” means each of the Original Borrowers and any Acceding Borrower and “Borrower” means any one of them.

“Commitment” means a Facility A Commitment or a Facility B Commitment.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 10 (Form of Confidentiality Agreement) or in any other form agreed between the Guarantor and the Agent.

“Consolidated Shareholders’ Funds” means the aggregate of:

(a)	the amount of share capital of the Guarantor for the time being issued, paid up or credited as paid up; and

(b)	the amount standing to the credit of the consolidated capital and revenue reserves, capital grants, deferred taxation and minority shareholders’ interest but deducting the amount of repayable government grants, but excluding any revaluation upwards since 31 December 2003 of plant and machinery.

“Effective Date” means, the date on which the Agent gives the confirmation referred to in sub-clause 4.1.1 of Clause 4.1 of Clause 4 (Conditions Precedent).

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states, being in part legislative measures to implement EMU.

“Environmental Law” means any applicable law in any relevant jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Euro Amount” means, in relation to Facility B, in relation to any Advance which is, or is to be, denominated in euro, the principal amount thereof or, if such Advance is not, or is not to be, denominated in euro, the equivalent of such amount in euro calculated as at the date of the Utilisation Request in respect of such Advance and the Euro Amount of a Requested Amount shall be determined accordingly.

“Event of Default” means any circumstances described as such in Clause 22.1 of Clause 22 (Events of Default).

“EURIBOR” means, in relation to any amount to be advanced to, or owing by, an Obligor under the Finance Documents in euro on which interest for a given period is to accrue:

(a)	the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays an average rate of the Banking Federation of the European Union for the euro (being currently page 248) for such period at or about 11.00 a.m. (Brussels time) on the Quotation Date for such period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the European Union for the euro as the Agent, after consultation with the Banks and the Borrower, shall select; or

(b)

if no quotation for the euro for the relevant period is displayed and the Agent has not selected an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the European interbank market deposits in the euro of an equivalent amount and for such period at or about 11.00 a.m. (Brussels time) on the Quotation Date for such period.

“Facilities” means Facility A and Facility B, and “Facility” means any one of them.

“Facility A” means the multicurrency revolving credit facility granted to the Borrowers as described in sub-clause 2.1.1 of Clause 2.1 of Clause 2 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Bank, the Sterling Amount set opposite its name under the Heading “Facility A Commitment” in Schedule 1 (The Banks) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Bank, the Sterling Amount of any Commitment transferred to it under this Agreement,

in each case to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Outstandings” means, at any time, the aggregate of the Sterling Amounts of each outstanding Advance under Facility A.

“Facility B” means the multicurrency revolving credit facility granted to the Borrowers as described in sub-clause 2.1.2 of Clause 2.1 of Clause 2 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Bank, the Euro Amount set opposite its name under the Heading “Facility B Commitment” in Schedule 1 (The Banks) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Bank, the Euro Amount of any Commitment transferred to it under this Agreement,

in each case to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Outstandings” means, at any time, the aggregate of the Euro Amounts of each outstanding Advance under Facility B.

“Facility Office” means, in relation to the Agent or any Bank, the office identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office as it may from time to time select or such other office as may be agreed pursuant to Clause 15 (Mitigation).

“Finance Documents” means each of this Agreement, any Borrower Accession Memorandum, any letter delivered pursuant to Clause 29 (Fees) and any other document designated as such by the Agent and the Borrowers.

“Group” means at any time the Guarantor and its subsidiaries at that time.

“Information Package” means all material information supplied by the Group to the Arranger for distribution to potential Banks in connection with the syndication of the Facilities, but excluding any such information published or prepared by sources external to the Group.

“Instructing Group” means:

(a)	whilst no Advances are outstanding hereunder, a Bank or group of Banks whose Commitments amount (or, if each Bank’s Commitment has been reduced to zero, did, immediately before such reduction to zero, amount) in aggregate to more than sixty-six and two-thirds per cent. of the Total Commitments; and

(b)	whilst at least one Advance in part or in full is outstanding hereunder, a Bank or group of Banks to whom in aggregate more than sixty-six and two-thirds per cent. of all the Outstandings is owed,

and for the purposes of calculating the percentages described above, the amount of a Bank’s Facility B Commitment, or, as the case may be, the amount of Facility B Outstandings owed to it, shall be converted into the equivalent in sterling.

“International Accounting Standards” means International Financial Reporting Standards issued by the International Accounting Standards Board (as amended, supplemented or re-issued from time to time) or, if such standards are no longer issued, the relevant standards issued in their place by the International Accounting Standards Board.

“Irish Obligor” means each Obligor which notifies the Agent that it is resident in Ireland for Irish tax purposes.

“Irish Treaty Lender” means a company (within the meaning of Section 4 of the Irish Taxes Act) which is resident in and under the laws of a country with which Ireland has a Treaty or resident in and under the laws of a member state of the European Union (other than Ireland), or in the case of a US company, is incorporated in the US and subject to tax in the US on its worldwide income, provided such company does not provide its commitment through or in connection with a branch or agency in Ireland.

“LIBOR” means, in relation to any amount to be advanced to, or owing by, an Obligor under the Finance Documents in a currency other than euro on which interest for a given period is to accrue:

(a)

the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays the British Bankers Association Interest Settlement Rate for the currency of the relevant amount (being currently “3740” or, as the case may be, “3750”) for such period as of 11.00 a.m. on the Quotation Date for such period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying the British Bankers Association Interest Settlement Rate for such currency as the Agent, after consultation with the Banks and the Borrower, shall select; or

(b)	if no quotation for the relevant currency and the relevant period is displayed and the Agent has not selected an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the London interbank market deposits in the currency of such amount and for such period as of 11.00 a.m. on the Quotation Date for such period.

“Mandatory Cost” means the percentage rate determined in accordance with Schedule 7 (Mandatory Costs).

“Material Subsidiary” means each of the Borrowers and any other member of the Group whose Shareholders’ Funds are more than 5% of the Consolidated Shareholders’ Funds.

“Margin” means 0.25 per cent. per annum.

“Obligors” means, at any time, the Borrowers and the Guarantor at such time.

“Optional Currency” means:

(a)	in relation to Facility A, US Dollars and euro; and

(b)	in relation to Facility B, US Dollars and sterling,

and any other currency (except, in the case of Facility A, sterling, and in the case of Facility B, euro) which has been previously approved in writing by the Agent (acting on the instructions of all Banks) as an optional currency for the purpose of any Utilisation, at least three Business Days prior to delivery of the Utilisation Request for such Advance provided that (in any such case), at the time of drawdown the currency is:

(i)	freely transferable and freely convertible into sterling (in the case of Facility A) or euro (in the case of Facility B); and

(ii)	available to banks in the relevant interbank market.

“Original Financial Statements” means:

(a)	in relation to each of the Original Borrowers, its audited financial statements for its financial year ended 31 December 2003;

(b)	in relation to the Guarantor, its audited consolidated financial statements for its financial year ended 31 December 2003; and

(c)	in relation to any Acceding Borrower, its audited financial statements delivered pursuant to the condition set out in Schedule 9 (Conditions Precedent to Borrower Accession).

“Original Obligors” means the Original Borrowers and the Guarantor.

“Outstandings” means, at any time, the aggregate of the Facility A Outstandings and the Facility B Outstandings.

“Participating Member State” means any member state of the European Union which adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to EMU.

“Party” or “Parties” means a party or parties to this Agreement.

“Potential Event of Default” means any event which may become (with the expiry of any grace period specified in Clause 22.1 of Clause 22 (Events of Default) or the giving of notice or both) an Event of Default.

“Proportion” means, in relation to a Bank:

(a)	whilst no Advances are outstanding hereunder, the proportion borne by its Commitment to the Total Commitments (or, if the Total Commitments are then zero, by its Commitment to the Total Commitments immediately prior to their reduction to zero); or

(b)	whilst at least one Advance is outstanding hereunder, the proportion borne by its share of the Outstandings to the total Outstandings,

and for the purposes of calculating the proportions described above, the amount of a Bank’s Facility B Commitment or, as the case may be, Facility B Outstandings, shall be converted into the equivalent in sterling.

“Protected Party” means a Bank which is or will be subject to any liability, or required to make any payment, for or on account of tax in relation to a sum received or receivable (or any sum deemed for the purposes of tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)	for the purposes of Advances made to UK Obligors, a Bank (or the nominated affiliate of such Bank) which is beneficially entitled to interest payable to that Bank (or such nominated affiliate) in respect of an Advance under a Finance Document and is a Bank (or the nominated affiliate of such Bank):

(1)	which is a bank (as defined for the purpose of section 349 of the Income and Corporation Taxes Act 1988 (the “Taxes Act”) making an Advance under this Agreement; or

(2)	in respect of an Advance made under this Agreement by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that Advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that Advance; and

(b)	for the purposes of Advances made to Irish Obligors:

(i)	a Bank pursuant to Section 9 of the Central Bank Act, 1971 (Ireland) licensed to carry on banking business in Ireland and whose Facility Office is located in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the Irish Taxes Act to which interest under the Facilities is paid in Ireland; or

(ii)	an authorised credit institution under the terms of the Codified Banking Directive and has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and carries on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the Irish Taxes Consolidation Act 1997 and has its Facility Office located in Ireland to which interest under the Facilities is paid in Ireland; or

(iii)	an Irish Treaty Lender, provided that all payments of interest to its Facility Office (or as the case may be the Facility Office of its nominated affiliate) in respect of all Advances made by it (or such nominated affiliate) to, or owing to it (or such nominated affiliate) by, that Obligor may be made without deduction of Irish tax as at the date of this Agreement (or, as the case may be, as at the date such Irish Treaty Lender becomes a Party).

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under the Finance Documents, the day on which quotations would ordinarily be given to prime banks in the relevant interbank market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period, provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

“Reference Banks” means the principal London offices of Barclays Bank PLC, ING Bank N.V. and The Royal Bank of Scotland plc or such other bank or banks as may from time to time be agreed between the CRH Agent and an Instructing Group.

“Repayment Date” means, in relation to any Advance, the last day of the Term thereof.

“Repeated Representations” in respect of any Utilisation or any day means the representations set out in Clauses 18.1 and 18.2 of Clause 18 (Representations) to be repeated in relation to that Utilisation or on that day pursuant to Clause 18.3 of Clause 18 (Representations).

“Requested Amount” means, in relation to any Utilisation Request, the aggregate principal amount of the Advances therein requested.

“Rollover Advance” means one or more Advances which is/are used to refinance one or more maturing Advances and which is/are in the same or a smaller aggregate amount and the same currency as such maturing Advance(s) and is/are to be drawn on the day such maturing Advance(s) is/are to be repaid.

“Shareholders’ Funds” in relation to a subsidiary of the Guarantor shall be determined on an unconsolidated basis (and in relation to that subsidiary alone and not by reference to its subsidiaries, if any) in the manner provided for in the definition of Consolidated Shareholders’ Funds.

“Sterling Amount” means, in relation to Facility A, in relation to any Advance which is, or is to be, denominated in sterling, the principal amount thereof or, if such Advance is not, or is not to be, denominated in sterling, the equivalent of such amount in sterling calculated as at the date of the Utilisation Request in respect of such Advance and the Sterling Amount of a Requested Amount shall be determined accordingly.

“Tax Credit” means a credit against, relief or remission for, or repayment of any tax.

“Tax Deduction” has the meaning given to such term in Clause 11.1 of Clause 11 (Taxes).

“Tax Payment” means either the increase in a payment made by an Obligor to a Bank under Clause 11 (Taxes) or a payment under Clause 12.1 of Clause 12 (Tax Indemnity and Tax Credit).

“Term” means, save as otherwise provided herein, in relation to any Advance, the period for which such Advance is borrowed as specified in accordance with Clause 4.1 (Advances).

“Termination Date” means, subject to the provisions hereof, the day which is sixty months after the date hereof.

“Total Commitments” means the aggregate for the time being of the Facility A Commitments and the Facility B Commitments, and where such definition is used for the purposes of calculating the percentages contained in the definition of “Instructing Group” and the proportions contained in the definition of “Proportion”, the amount of a Bank’s Facility B Commitment shall be converted into the equivalent in sterling.

“Total Facility A Commitments” means the aggregate for the time being of the Banks’ Facility A Commitments, being £300,000,000 as at the date of this Agreement.

“Total Facility B Commitments” means the aggregate for the time being of the Banks’ Facility B Commitments, being €200,000,000 as at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Transfer Certificate) signed by a Bank and a Transferee whereby:

(a)	such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank’s rights and obligations hereunder upon and subject to the terms and conditions set out in Clause 34 (Assignments and Transfers by Banks); and

(b)	such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as is contemplated in Clause 34.3 of Clause 34 (Assignments and Transfers by Banks).

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in the schedule to such Transfer Certificate.

“Transferee” means a bank or other financial institution to which a Bank seeks to transfer all or part of such Bank’s rights and obligations hereunder.

“Treaty” means a double taxation agreement with Ireland which makes provision for full exemption from tax imposed by Ireland on interest.

“UK Obligor” means each Obligor which notifies the Agent that it is resident in the United Kingdom for tax purposes.

“Unpaid Sum” means the unpaid balance of any sum referred to in Clause 25.1 of Clause 25 (Default Interest and Indemnity).

“Utilisation” means a utilisation of a Facility hereunder.

“Utilisation Date” means the date of a Utilisation, being the date on which the Advances in respect thereof are to be made.

“Utilisation Request” means a notice given to the Agent pursuant to Clause 6.1 of Clause 6 (Utilisation of a Facility) in the form set out in Schedule 5 (Utilisation Request).

1.2	Any reference in this Agreement to:

the “Agent”, the “Arranger” or any “Bank” shall be construed so as to include its and any subsequent successors, permitted Transferees and assigns in accordance with their respective interests;

a company or corporation is an “affiliate” of another if it is a subsidiary or holding company, or a subsidiary of a holding company, of that other company or corporation;

a reference to “Barclays Capital” means Barclays Capital, the investment banking division of Barclays Bank PLC;

a “business day” shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks generally are open for business in London and, if such reference relates to the date for the payment or purchase of any sum denominated in:

(a)	any currency (other than euro), banks generally are open for business in the principal financial centre of the country of such currency; or

(b)	euro, the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro;

“cash balances” means cash balances held in sterling, US Dollars, euro and any other currency which is freely transferable and freely convertible into sterling, euro or US Dollars;

a “Clause” shall, subject to any contrary indication, be construed as a reference to a clause hereof;

an “encumbrance” shall be construed as a reference to a mortgage, charge, pledge, lien (other than liens arising in the ordinary course of business) or other similar encumbrance (whether floating or specific);

the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Agent at or about 10.00 a.m. on such date for the purchase of the first currency with the second currency;

a “holding company” of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

“indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

“indebtedness for borrowed money” shall mean any indebtedness of any person for or in respect of:

(a)	monies borrowed; and

(b)	monies raised pursuant to any acceptance credit, any discounted bills of exchange receivable, any guarantee of moneys borrowed or raised by others, any amounts due in relation to any hire purchase, leasing or deferred credit agreements (excluding finance charges thereon) entered into in respect of machinery or equipment, any note purchase facility or any issue of notes, bonds, debentures or other debt instruments, but excluding normal trade creditors;

“Ireland” means Ireland (excluding Northern Ireland).

a “law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, bye-law, order, regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

a “member state” shall be construed as a reference to a member state of the European Union;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next succeeding business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding business day provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and references to “months” shall be construed accordingly);

a “Part” shall, subject to any contrary indication, be construed as a reference to a part hereof;

a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

the “relevant interbank rate” is a reference to:

(a)	in relation to the euro, EURIBOR; or

(b)	in relation to any other currency, LIBOR;

“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof);

a “successor” shall be construed so as to include a permitted assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed all the rights and obligations of such party or to which, under such laws, such rights and obligations have been transferred;

a “Schedule” shall, subject to any contrary indication, be construed as a reference to a schedule hereto;

“tax” shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“VAT” shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

a “wholly-owned subsidiary” of a company or corporation shall be construed as a reference to any company or corporation which has no other members except that other company or corporation and that other company’s or corporation’s wholly-owned subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned subsidiaries; and

the “winding-up”, “dissolution”, “administration” or “administrative receivership” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3	“£” and “sterling” denote lawful currency of the United Kingdom, “US Dollars” denotes lawful currency of the United States of America and “€” and “euro” means the single currency unit of the Participating Member States.

1.4	For the purposes of this Agreement, a company or corporation is a “subsidiary” of another (its “holding company”) if:

1.4.1	in relation to the Guarantor or the CRH Agent, it is a subsidiary company for the time being of the Guarantor or CRH Agent as defined in Section 155 of the Companies Act 1963 of Ireland; or

1.4.2	in any other case (a) it is controlled, directly or indirectly, by that other corporation or (b) more than half of its issued share capital is owned, directly or indirectly, by that other company or corporation or (c) it is a subsidiary of another subsidiary of that other company or corporation, and for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

1.5	Save where the contrary is indicated, any reference in this Agreement to:

1.5.1	this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

1.5.2	a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted; and

1.5.3	a time of day shall be construed as a reference to London time.

1.6	Clause, Part and Schedule headings are for ease of reference only.

1.7	There are set out in Schedule 6 (Timetables) timetables of certain of the procedures provided for in this Agreement. For the purpose of construction, any reference herein to a specified time shall be construed as a reference to the relevant time set forth in the relevant timetable.

1.8	Third Party Rights:

1.8.1	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

1.8.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITIES

2.1	The Banks grant to the Borrowers, upon the terms and subject to the conditions hereof:

2.1.1	a multicurrency revolving credit facility in an aggregate amount equal to the Total Facility A Commitments (being £300,000,000 at the date of this Agreement) or its equivalent from time to time in Optional Currencies; and

2.1.2	a multicurrency revolving credit facility in an aggregate amount equal to the Total Facility B Commitments (being euro 200,000,000 at the date of this Agreement) or its equivalent from time to time in Optional Currencies.

2.2	The Banks shall participate in the Facilities pro rata between Facility A and Facility B.

3.	PURPOSE

3.1	The Facilities are intended to replace the 1999 Facility Agreement and for general corporate purposes and, accordingly, each of the Borrowers shall apply all amounts raised by it hereunder:

3.1.1	to refinance outstandings under the 1999 Facility Agreement; and

3.1.2	for general corporate purposes.

3.2	Without prejudice to the obligations of the Borrowers under Clause 3.1 of this Clause 3, neither the Agent, the Arranger and the Banks nor any of them shall be obliged to concern themselves with the application of amounts raised by any of the Borrowers hereunder.

4.	CONDITIONS PRECEDENT

4.1	Save as the Banks may otherwise agree:

4.1.1	CRH (UK) Limited may not deliver any Utilisation Request hereunder unless the Agent has confirmed (which it undertakes to do as soon as is reasonably practicable) to the CRH Agent and the Banks that it has received all of the documents listed in Part 1 (Conditions Precedent to initial Utilisation by CRH (UK) Limited) of Schedule 4 (Conditions Precedent Documents) and that each is, in form and substance, satisfactory to the Agent; and

4.1.2	none of the Original Borrowers (excluding CRH (UK) Limited) may deliver any Utilisation Request hereunder unless the Agent has confirmed (which it undertakes to do as soon as is reasonably practicable) to the CRH Agent and the Banks that it has received all of the documents listed in Part 1 (Conditions Precedent to initial Utilisation by CRH (UK) Limited) and in Part 2 (Conditions Precedent to initial Utilisation by any other Original Borrower (excluding CRH (UK) Limited)) of Schedule 4 (Conditions Precedent Documents) and that each is, in form and substance, satisfactory to the Agent.

4.2	Save as the Banks may otherwise agree, no Acceding Borrower may deliver any Utilisation Request hereunder unless the condition set out in Clause 4.1 of this Clause 4 has been met and the Agent has confirmed (which it undertakes to do as soon as is reasonably practicable) to CRH Agent and the Banks that it has received all the documents listed in Schedule 9 (Conditions Precedent to Borrower Accession) in relation to such Acceding Borrower and that each is, in form and substance, satisfactory to the Agent.

5.	NATURE OF BANKS’ OBLIGATIONS

5.1	The obligations of each Bank hereunder are several.

5.2	The failure by a Bank to perform its obligations hereunder shall not affect the obligations of any of the Obligors towards any other party hereto nor shall any other party be liable for the failure by such Bank to perform its obligations hereunder.

6.	UTILISATION OF A FACILITY

6.1	Save as otherwise provided herein, any Borrower may from time to time utilise a Facility by procuring the CRH Agent (on its behalf) to deliver to the Agent by no later than the specified time a duly completed Utilisation Request.

6.2	Each Utilisation Request delivered to the Agent pursuant to Clause 6.1 of this Clause 6 shall be irrevocable and shall specify:

6.2.1	the name of the proposed Borrower;

6.2.2	the proposed Utilisation Date which shall be a business day which is (or follows) the Effective Date;

6.2.3	the Facility to be utilised;

6.2.4	the currency of denomination of the proposed Advances, which shall be, in the case of Advances under Facility A, sterling or, in the case of Advances under Facility B, euro, or, in either case, an Optional Currency;

6.2.5	the Requested Amount (to be determined in accordance with Clause 6.3 of this Clause 6); and

6.2.6	the Term in question, being a period of one, two, three or six months or such other periods as requested by the relevant Borrower with the approval of the Banks which will begin on the proposed Utilisation Date and end on a business day which is or precedes the Termination Date.

6.3	The Requested Amount to be specified in a Utilisation Request delivered pursuant to Clause 6.1 of this Clause 6 shall be:

6.3.1	in relation to Facility A:

(a)	in the case of a Utilisation by means of Advances denominated in sterling, an amount which does not exceed the Available Facility for such Utilisation and which, if less than the Available Facility for such Utilisation is a minimum amount of £5,000,000 (or such lesser amount as may be agreed between the Agent and the CRH Agent) and an integral multiple of £1,000,000 (or such lesser amount as may be agreed between the Agent and the CRH Agent); and

(b)	in the case of a Utilisation by means of Advances denominated in an Optional Currency, an amount in such Optional Currency the Sterling Amount of which does not exceed the Available Facility for such

Utilisation and which, if less than the Available Facility for such Utilisation, is a minimum of the equivalent of £5,000,000 (or such lesser amount as may be agreed between the Agent and the CRH Agent) in such Optional Currency and is in such convenient amount or multiple in such Optional Currency as the Agent may specify; and

6.3.2	in relation to Facility B:

(a)	in the case of a Utilisation by means of Advances denominated in euro, an amount which does not exceed the Available Facility for such Utilisation and which, if less than the Available Facility for such Utilisation is a minimum amount of €5,000,000 (or such lesser amount as may be agreed between the Agent and the CRH Agent) and an integral multiple of €1,000,000 (or such lesser amount as may be agreed between the Agent and the CRH Agent); and

(b)	in the case of a Utilisation by means of Advances denominated in an Optional Currency, an amount in such Optional Currency the Euro Amount of which does not exceed the Available Facility for such Utilisation and which, if less than the Available Facility for such Utilisation, is a minimum of the equivalent to €5,000,000 (or such lesser amount as may be agreed between the Agent and the CRH Agent) in such Optional Currency and is in such convenient amount or multiple in such Optional Currency as the Agent may specify.

6.4	No more than 30 Advances may be outstanding at any one time.

6.5	If and whenever, on the occasion of a Utilisation, the Banks are required to make Advances pursuant hereto, the aggregate principal amount of the Advances to be so made shall be allocated to, and apportioned among, the Banks rateably to their respective Available Commitments for such Utilisation provided that no amount shall be allocated to any Bank in respect of any Utilisation if such Bank’s Commitment will be cancelled pursuant to the terms hereof prior to or during the Term of the proposed Advances.

6.6	Each Bank shall, subject to the terms hereof, be obliged, through its Facility Office, to make an Advance on the proposed Utilisation Date in a principal amount equal to the amount allocated to it pursuant to this Clause 6.

6.7	The Agent shall not later than the specified time notify each Bank of the principal amount allocated to it pursuant to this Clause 6.

6.8	If a Bank’s Commitment is (or is to be) reduced, in accordance with the terms hereof, after the Agent has received a Utilisation Request or made an allocation hereunder but prior to or during the Term of the proposed Advances then such part of the proposed Utilisation as is attributable to that Bank and exceeds its Available Commitment (as so reduced) shall not be made and the amount of such Utilisation shall be reduced accordingly.

7.	MAKING OF ADVANCES

If the Agent notifies any Bank in accordance with Clause 6 (Utilisation of a Facility) that it is to make any Advance, and if on the proposed Utilisation Date relating to such an Advance:

7.1.1	the event mentioned in Clause 16.1 (Market Disruption) has not occurred;

7.1.2	either:

(a)	no Event of Default or Potential Event of Default (which Potential Event of Default has been certified by any of the Banks in its reasonable opinion to be so material that such Bank does not wish to proceed) has occurred which has not been waived; and

(b)	the Repeated Representations are true in relation to the Guarantor and the relevant Obligor on and as of such Utilisation Date, or the Bank which is to make the Advance agrees nonetheless to proceed,

then, on such Utilisation Date, such Bank shall, save as otherwise provided herein, make such Advance through its Facility Office to the Borrower who requested such Advance.

8.	INTEREST

8.1	On the Repayment Date relating to each Advance and, in the case of an Advance having a Term exceeding six months, on the last day of each successive period of six months which occurs during its Term, the Borrower to whom such Advance has been made shall pay accrued interest on that Advance.

8.2	The rate of interest applicable to an Advance made by a Bank during the Term of such Advance shall be the rate per annum determined by the Agent to be the sum of:

8.2.1	the relevant interbank rate;

8.2.2	the Margin; and

8.2.3	the Mandatory Cost applicable thereto.

8.3	The Agent shall promptly notify the relevant Borrower and the relevant Banks of each determination of the rate of interest applicable to an Advance made by it pursuant to this Clause 8.

9.	REPAYMENT OF ADVANCES

9.1	Each Borrower shall repay each Advance made to it in full on the Repayment Date relating thereto.

9.2	The CRH Agent, acting on behalf of the relevant Borrower, may give to the Agent not less than fifteen days’ prior notice of that Borrower’s intention to prepay the whole or any part of any Utilisation, but if in part:

9.2.1	in the case of a prepayment in relation to Facility A, in such amount which has a minimum Sterling Amount of £1,000,000 or an integral multiple of £1,000,000; and

9.2.2	in the case of a prepayment in relation to Facility B, in such amount which has a minimum Euro Amount of €1,000,000 or an integral multiple of €1,000,000.

9.3	Any such notice issued under Clause 9.2 above shall be irrevocable and shall specify the date and (in the case of Facility A) the Sterling Amount or (in the case of Facility B) the Euro Amount of the prepayment and the Utilisation to be wholly or partly prepaid. On that date, the relevant Borrower shall make that prepayment together with all unpaid interest accrued on that prepayment. Any amount so prepaid shall remain available for redrawing on the terms of this Agreement.

9.4	No Borrower shall repay all or any part of any Advance outstanding hereunder except at the times and in the manner expressly provided herein.

10.	CANCELLATION

10.1	The CRH Agent, acting on behalf of the Obligors, may, by giving to the Agent not less than fifteen days’ prior notice to that effect, cancel the whole or any part of the Total Commitments, but if in part:

10.1.1	in the case of a cancellation of Facility A Commitments, in such amount which has a minimum Sterling Amount of £1,000,000 or an integral multiple of £1,000,000; and

10.1.2	in the case of a cancellation of Facility B Commitments, in such amount which has a minimum Euro Amount of €1,000,000 or an integral multiple of €1,000,000.

10.2	Any cancellation pursuant to Clause 10.1 above shall reduce the Commitment of the Banks rateably.

10.3	If the amount of any payment to be made to or for the account of any Bank is increased under Clause 11 (Taxes) or any Bank claims indemnification under Clause 12.1 of Clause 12 (Tax Indemnity and Tax Credit) or Clause 13.1 or Clause 13.2 of Clause 13 (Increased Costs) or sub-clause 25.5.4 of Clause 25.5 of Clause 25 (Default Interest and Indemnity) or any Bank notifies the Agent that its Additional Cost Rate under paragraph 3 of Schedule 7 (Mandatory Costs) is greater than zero, the CRH Agent, acting on behalf of the Obligors, may, within thirty days thereafter and by not less than three days’ prior notice to the Agent, elect that:

10.3.1	such Bank’s Commitment is cancelled whereupon such Bank shall cease to be obliged to make Advances and its Commitment shall be reduced to zero; and/or

10.3.2	the principal amount of all Advances owed to such Bank, together with accrued interest and all other amounts owed to such Bank be prepaid.

10.4	Any notice of cancellation given by the CRH Agent pursuant to this Clause 10 shall be irrevocable and shall specify the date upon which such cancellation is to be made and (in the case of Clause 10.1 of this Clause 10) the amount of such cancellation.

10.5	If the Effective Date has not occurred on or before the date of this Agreement (or such later date as all the Banks may agree) the Commitments of the Banks hereunder shall be cancelled and reduced to zero.

10.6	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

11.	TAXES

11.1	(Save as previously agreed in writing between the CRH Agent and the relevant person) each and every payment to be made by any Obligor to any person under a Finance Document shall be made free and clear of and without deduction or withholding for or on account of tax payable (such deduction or withholding, a “Tax Deduction”) where such Obligor is incorporated or resides or the place in which or through such Obligor makes payment unless such Obligor is required by law to make such a payment subject to the Tax Deduction.

11.2	If, at any time, any of the Obligors is required by law to make any Tax Deduction from any sum payable by it under the Finance Documents (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), the CRH Agent shall promptly after becoming aware of such fact notify the Agent. Similarly, a Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Bank. If the Agent receives such notification from a Bank it shall notify the CRH Agent and the relevant Obligor.

11.3	If a Tax Deduction is required by law to be made by an Obligor, the sum payable by such Obligor shall be increased to an amount which, after the making of such Tax Deduction, leaves an amount equal to the payment which would have been due had no such Tax Deduction been made or required to be made.

11.4	An Obligor is not required to make an increased payment to a Bank under Clause 11.3 above for a Tax Deduction in respect of tax imposed by the United Kingdom, or, as the case may be, Ireland, from a payment of interest on an Advance, if on the date on which the payment falls due:

11.4.1	the payment could have been made to the relevant Bank without a Tax Deduction if it was a Qualifying Lender, but on that date that Bank is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Bank under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

11.4.2	the relevant Bank is an Irish Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Bank without the Tax Deduction had that Bank complied with its obligation under Clause 11.7 of this Clause 11.

11.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

11.6	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.7	An Irish Treaty Lender and each Obligor which makes a payment to which that Irish Treaty Lender is entitled shall promptly co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

11.8	If an Obligor is required to make a Tax Deduction, the relevant Bank, the Agent, the CRH Agent and that Obligor shall co-operate in any application made by that Obligor for a refund of such Tax Deduction from the relevant taxing authority.

11.9	Each Original Bank (on or before the date of signing this Agreement) and each Transferee which becomes a Party (on or before such date as it becomes a Party) shall provide the Agent with details of its name, address and jurisdiction of tax residency and the Agent shall supply all such information to the CRH Agent.

11.10	No Bank shall identify or select a Facility Office in a jurisdiction which is not:

11.10.1	for the purposes of Advances to a UK Obligor, in the United Kingdom; and

11.10.2	for the purposes of Advances to an Irish Obligor, in (a) Ireland or (b) a member state of the European Union (other than Ireland) or (c) a country which at the time of such identification or selection has a double taxation treaty with Ireland under which payments of interest can be made by an Irish Obligor without deduction of Irish tax.

11.11	A Bank shall promptly notify the Agent if it ceases to be a Qualifying Lender. If the Agent receives such notification from a Bank it shall promptly notify the CRH Agent.

12.	TAX INDEMNITY AND TAX CREDIT

12.1	The relevant Obligor shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines has been (directly or indirectly) suffered for or on account of tax by that Protected Party in respect of a Finance Document as a result of a change after the date it becomes a Party in (or in the interpretation, administration or application of) any law, any Treaty or any published practice or concession of the relevant taxing authority provided that the above shall not apply:

12.1.1	with respect to any tax assessed on a Bank:

(a)	under the law of the jurisdiction in which that Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(b)	under the law of the jurisdiction in which that Bank’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

12.1.2	to the extent a loss, liability or cost:

(a)	is compensated for by an increased payment under Clause 11 (Taxes); or

(b)	would have been compensated for by an increased payment under Clause 11 (Taxes) but was not so compensated solely because one of the exclusions in Clause 11.4 of Clause 11 (Taxes) applied.

12.2	A Protected Party making, or intending to make a claim under Clause 12.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower. A Protected Party shall, on receiving a payment from an Obligor under Clause 12.1 above, notify the Agent.

12.3	If an Obligor makes a Tax Payment and the relevant Bank determines that:

12.3.1	a Tax Credit is attributable either to the circumstances giving rise to the Obligor’s obligation to make that Tax Payment, or to that Tax Payment; and

12.3.2	that Bank has obtained, utilised and retained that Tax Credit,

the relevant Bank shall pay an amount to the Obligor which that Bank determines will leave it (after that payment) in no better and no worse position in respect of its worldwide tax liabilities than it would have been in had the Obligor not been required to make that Tax Payment.

13.	INCREASED COSTS

13.1	If, by reason of (a) the introduction of or any change in law or in its interpretation, application or administration by any court or applicable authority and/or (b) compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority (whether or not having the force of law):

13.1.1	a reduction in the rate of return from a Facility or on a Bank’s (or its holding company’s) overall capital;

13.1.2	an additional or increased cost; or

13.1.3	a reduction of any amount due and payable under any Finance Document,

is incurred or suffered by a Bank (or an affiliate of such Bank) to the extent that it is attributable to that Bank (or an affiliate of such Bank) having entered into its Commitment or funding or performing its obligations under any Finance Document, then the Guarantor shall, from time to time on demand of the Agent, promptly pay to the Agent (or procure such payment) for the account of that Bank amounts sufficient to indemnify that Bank against, as the case may be, (i) such reduction in such rate of return (or such proportion of such reduction as is attributable to its obligations hereunder), (ii) such additional or increased cost, or (iii) such reduction in any amount due and payable (or such proportion of such reduction as is attributable to its obligations hereunder), provided that the Guarantor shall not be required to make a payment (or procure such payment) under this Clause 13.1 in respect of any reduction, increased or additional cost:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 12.1 of Clause 12 (Tax Indemnity and Tax Credit) (or would have been compensated for under Clause 12.1 of Clause 12 (Tax Indemnity and Tax Credit) but was not so compensated solely because any of the exclusions in Clause 12.1 of Clause 12 (Tax Indemnity and Tax Credit) applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Bank or its affiliate of any law or regulation.

13.2	If by reason of Regulation D adopted by the Board of Governors of the Federal Reserve System as now or hereafter in effect, a Bank incurs a cost in connection with maintaining any Advance, then the Guarantor shall from time to time pay to the Agent for the account of such Bank, upon its demand, the amount certified by such Bank to be necessary to reimburse it for such cost.

13.3	A Bank intending to make a claim pursuant to Clauses 13.1 or 13.2 above shall notify the Agent of the event by reason of which it is entitled to do so (giving details and reasonable evidence of the reasons and facts supporting such claim), whereupon the Agent shall notify the CRH Agent thereof.

14.	ILLEGALITY

If, at any time, it is unlawful for a Bank to make, fund or allow to remain outstanding all or any of the Advances made or to be made by it hereunder, then that Bank shall, promptly after becoming aware of the same, deliver to the CRH Agent through the Agent a certificate together with supporting evidence (if reasonably required by the CRH Agent) to that effect and, unless such illegality is avoided in accordance with Clause 15 (Mitigation):

14.1.1	such Bank shall not after delivering such certificate, to the extent to which it would be unlawful for it to do so, be obliged to make any Advances and the amount of its Commitment shall be immediately reduced to zero; and

14.1.2	if the Agent on behalf of such Bank so requires, the relevant Obligor or Obligors shall on such date as the Agent shall have specified being not less than 3 business days after receipt of the certificate delivered hereunder or if later, the latest date permitted by law, repay each outstanding Advance owing to such Bank together with accrued interest thereon.

15.	MITIGATION

If, in respect of any Bank, circumstances arise which would or would upon the giving of notice result in:

15.1.1	the reduction of its Commitment to zero pursuant to sub-clause 14.1.1 of Clause 14 (Illegality);

15.1.2	an increase in the amount of any payment to be made to it or for its account pursuant to Clause 11 (Taxes); or

15.1.3	a claim for indemnification pursuant to Clause 12.1 of Clause 12 (Tax Indemnity and Tax Credit) or Clause 13.1 or 13.2 of Clause 13 (Increased Costs); or

15.1.4	an amount becoming payable under paragraph 3 of Schedule 7 (Mandatory Costs),

then, such Bank shall promptly upon becoming aware of the same notify the CRH Agent through the Agent thereof and, in consultation with the Agent and the Guarantor, take reasonable steps to mitigate the effects of such circumstances including the transfer of its Facility Office to another jurisdiction acceptable to the Guarantor or the transfer of its rights and obligations hereunder to another financial institution acceptable to the Guarantor and willing to participate in the Facilities provided that:

(a)	such Bank shall be under no obligation to take any such action if, in the bona fide opinion of such Bank, to do so would or might have an adverse effect upon its business, operations or financial condition; and

(b)	if, as a result of such transfer, a representation made by such Bank in Clause 17 (Tax Warranty) ceases to be true then such Bank shall nonetheless be deemed not to be in breach of such representation and, accordingly, the provisions of sub-clause 11.4.1 of Clause 11 (Taxes) shall not operate so as to deprive such Bank of its entitlement to receive an increased payment under Clause 11 (Taxes).

16.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

16.1	Market Disruption

If, in relation to any Advance the relevant interbank rate is to be determined by reference to Reference Banks and at or about the time at which the rate is to be set on the Quotation Date for the relevant Term none or only one of the Reference Banks supplies a rate for the purpose of determining the relevant interbank rate for the relevant Term then, the Agent shall notify the other Parties of such event and, notwithstanding anything to the contrary in this Agreement, Clause 16.2 (Substitute Term and Interest Rate) shall apply to such Advance (if it is a Rollover Advance). If this Clause 16.1 applies to a proposed Advance (other than a Rollover Advance), such Advance shall not be made.

16.2	Substitute Term and Interest Rate

If Clause 16.1 (Market Disruption) applies to a Rollover Advance, the duration of the relevant Term shall be one month or, if less, such that it shall end on the Termination Date and the rate of interest applicable to each Bank’s portion of such Rollover Advance during the relevant Term shall (subject to any agreement reached pursuant to Clause 16.3 (Alternative Rate)) be the rate per annum which is the sum of:

16.2.1	the Margin;

16.2.2	the Mandatory Cost for such Interest Period; and

16.2.3	the rate per annum notified to the Agent by such Bank before the last day of such Term to be that which expresses as a percentage rate per annum the cost to such Bank of funding from whatever sources it may select its portion of such Rollover Advance during such Term.

16.3	Alternative Rate

If (a) the event mentioned in Clause 16.1 (Market Disruption) occurs in relation to an Advance or (b) by reason of circumstances affecting the relevant interbank market during any period of three consecutive business days LIBOR is not available for sterling or any other Optional Currency (other than euro), and/or EURIBOR is not available for euro, to prime banks in the relevant interbank market, then if the Agent or the CRH Agent so requires, the Agent and the CRH Agent shall enter into negotiations with a view to agreeing a substitute basis (i) for determining the rates of interest from time to time applicable to the Advances and/or (ii) upon which the Advances may be maintained (whether in sterling or some other currency) thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto, provided that the Agent may not agree any such substitute basis without the prior consent of each Bank.

17.	TAX WARRANTY

Each Bank represents to the Guarantor and each Obligor that each of it and its nominated affiliate is a Qualifying Lender.

18.	REPRESENTATIONS

18.1	Each of the Obligors severally represents that:

18.1.1	it is a corporation existing under the laws of the jurisdiction of its incorporation with power to execute, deliver and perform the Finance Documents and to borrow thereunder and observe the terms of each of the Finance Documents; and

18.1.2

all acts, conditions and things required to be done, fulfilled and performed by the relevant Obligor in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in each of the Finance Documents, (b) to ensure (as far as the

Obligor is able to ensure) that the obligations expressed to be assumed by it in each of the Finance Documents are legal, valid and binding and (c) to make each Finance Document admissible in evidence in its jurisdiction of incorporation have been done, fulfilled and performed.

18.2	The Guarantor further represents that:

18.2.1	to the best of its knowledge and belief, no action or administrative proceeding of or before any court or agency which is likely to have a material adverse effect on the consolidated business or financial condition of the Group taken as a whole has been started or threatened;

18.2.2	save as stated in the notes thereto and/or in a written explanation by the Guarantor to the Agent, its Original Financial Statements were prepared in accordance with (a) accounting principles generally accepted in Ireland and consistently applied or (b) International Accounting Standards;

18.2.3	no Event of Default has occurred and is outstanding which has not been waived;

18.2.4	any factual information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

18.2.5	it is not aware of any material facts or circumstances which have not been disclosed to the Agent and Banks in writing before the signing of this Agreement which, if disclosed, might reasonably be expected adversely to affect the decision of a person considering whether to advance or make available moneys pursuant to this Agreement; and

18.2.6	there has been no material adverse change in the consolidated business, undertakings, assets or financial condition of the Group taken as a whole since 31 December 2003.

18.3	Each of the representations made in sub-clause 18.1.1 of this Clause 18 and in sub-clauses 18.2.1 to 18.2.3 of this Clause 18 shall be deemed to be repeated on each Utilisation Date by the Guarantor and the Obligor making the relevant Utilisation Request and on each date on which a Utilisation Request is delivered to the Agent, by reference to the facts and circumstances then existing and as if the reference to Original Financial Statements in sub-clause 18.2.2 of this Clause 18 was a reference to the latest financial statements of the Group delivered pursuant to sub-clause 19.1.1 of Clause 19 (Financial Information).

19.	FINANCIAL INFORMATION

19.1	The Guarantor shall:

19.1.1	promptly after the same become available, but in any event within 120 days after the end of each of its financial years, deliver to the Agent in sufficient copies for the Banks the audited consolidated financial statements of the Group for such financial year;

19.1.2	promptly after the same become available, but in any event within 90 days after the end of the first half of each of its financial years, deliver to the Agent in sufficient copies for the Banks, the unaudited interim report of the Group for such period; and

19.1.3	promptly after the same become available, but in any event within 120 days after the end of each financial year of each Borrower, deliver to the Agent in sufficient copies for the Banks, the audited financial statements of such Borrower for such financial year;

19.1.4	from time to time promptly after the request of the Agent or any Bank acting through the Agent, furnish the Agent with such information as the Agent may reasonably require; and

19.1.5	promptly upon becoming aware thereof, inform the Agent that a subsidiary is, or has become, a Material Subsidiary and shall provide the Agent with a complete list of Material Subsidiaries when delivering the audited consolidated statements of the Group in accordance with sub-clause 19.1.1 above.

19.2	The Guarantor shall ensure that:

19.2.1	each set of financial statements delivered by it pursuant to sub-clause 19.1.1 and 19.1.2 of this Clause 19 is either:

(a)	prepared on the same basis as was used in the preparation of its Original Financial Statements and in accordance with accounting principles generally accepted in Ireland, or

(b)	prepared on the same basis as was used in the preparation of its Original Financial Statements and in accordance with International Accounting Standards provided that in the event:

(i)	of such accounting principles as applied pursuant to this sub-clause 19.2.1 being changed, or

(ii)	that the consolidated financial statements of the Group are prepared in accordance with International Accounting Standards,

the Guarantor and the Agent shall negotiate with a view to amending the provisions of Clause 20 (Financial Condition) so as to reflect any such change. If, having negotiated in good faith in order to agree upon any such amendment no agreement is reached, the provisions of Clause 20 (Financial Condition) will continue to be construed as heretofore and the Guarantor will supply such additional information to the Agent as may be required to enable the Agent and the Banks to compare the financial statements so prepared with the Original Financial Statements; and

19.2.2	each set of financial statements delivered pursuant to sub-clause 19.1.3 of this Clause 19 is prepared in accordance with (a) accounting principles generally accepted in the principal place of business of the relevant Borrower or (b) International Accounting Standards.

19.3	The Guarantor shall deliver to the Agent copies of any document dispatched to the shareholders and creditors (or any class of them) of the Guarantor.

19.4	The Guarantor shall promptly disclose to the Agent any material non-compliance with Environmental Law if such non-compliance would have a material adverse effect on the ability of the Guarantor to perform and comply with its obligations under the provisions of Clause 20 (Financial Condition).

19.5

19.5.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Bank of any of its rights and obligations under this Agreement to a party that is not a Bank prior to such assignment or transfer,

obliges the Agent or any Bank or, in the case of paragraph (c) of this sub-clause 19.5.1 above, any prospective new Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Banks) or any Bank in the event described in paragraph (c) of this sub-clause 19.5.1 above, on behalf of any prospective new Banks) or any Bank (for itself or on behalf of any prospective new Bank) in order for the Agent, such Bank or, in the event described in paragraph (c) of this sub-clause 19.5.1 above, any prospective new Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.5.2	Each Bank shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.5.3	The CRH Agent shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Banks) of its intention to request that a member of the Group becomes an Acceding Borrower pursuant to Clause 36 (Acceding Borrowers).

19.5.4	Following the giving of any notice pursuant to sub-clause 19.5.3 above, if the accession of such Acceding Borrower obliges the Agent or any Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the CRH Agent shall promptly upon the request of the Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Bank) or any Bank (for itself or on behalf of any prospective new Bank) in order for the Agent or such Bank or any prospective new Bank to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such member of the Group to this Agreement as an Acceding Borrower.

20.	FINANCIAL CONDITION

20.1	The Guarantor shall at all times ensure that:

20.1.1	in respect of each Relevant Period ending after the date of this Agreement, the ratio of Consolidated PBITDA to Consolidated Net Interest Expense shall be or exceed 4.5 : 1; and

20.1.2	Consolidated Shareholders’ Funds are not less than euro 3,000,000,000.

20.2	The expressions used in Clause 20.1 of this Clause 20 shall be construed as follows:

20.2.1	“Consolidated Net Interest Expense” means, in respect of any Relevant Period, the aggregate amount of interest payable and similar charges accrued by the Group in that period:

(a)	including the net amount payable (or, as the case may be, deducting the net amount receivable) in respect of any interest hedging arrangements or (insofar as they relate to interest) currency hedging arrangements;

(b)	deducting the aggregate amount of interest receivable by the Group in relation to that period;

(c)	excluding any share of the interest charge or income of any joint venture;

(d)	excluding any interest incurred on project finance debt where such debt is, apart from being secured on related assets (which may include shares or other investments in the project vehicle), non recourse to the Group; and

(e)	excluding in all cases interest accrued on loans between members of the Group,

all (subject to Clause 20.4 of this Clause 20) as shown in the audited consolidated financial statements of the Group for that period and where not shown in such statements as calculated in accordance with such statements.

20.2.2	“Consolidated PBITDA” means, in respect of any Relevant Period, the total consolidated operating profit of the Group for that period:

(a)	before taking into account:

(i)	Consolidated Net Interest Expense;

(ii)	taxes; and

(iii)	any share of the profit of any joint venture or other associated company, except for dividends actually received by any member of the Group;

(b)	excluding all extraordinary and exceptional items and any profit or loss on disposal of fixed assets;

(c)	excluding all profits arising from assets financed by project finance debt where interest on such debt is excluded from the definition of Consolidated Net Interest Expense; and

(d)	after adding back all amounts provided for depreciation, amortisation and write-down of goodwill,

all (subject to Clause 20.4 of this Clause 20) as shown in the audited consolidated financial statements of the Group for that period and where not shown in such statements as calculated in accordance with such statements.

20.2.3	“Relevant Period” means each period of twelve months ending on the last day of the Guarantor’s financial year and each period of twelve months ending on the last day of the first half of the Guarantor’s financial year.

20.3	All expressions used in the definitions in this Clause 20 which are not otherwise defined herein shall be construed in accordance with generally accepted accounting principles in Ireland (as used in the Group’s Original Financial Statements).

20.4	In respect of any Relevant Period ending on 30 June, Consolidated Net Interest Expense and Consolidated PBITDA shall be calculated by:

20.4.1	adding the relevant number for the six month period to that 30 June to the relevant number for the 12 month period to the previous 31 December; and

20.4.2	deducting the relevant number for the six month period to the previous 30 June.

21.	COVENANTS

21.1	The Guarantor shall:

21.1.1

promptly after becoming aware of the same inform the Agent of the occurrence of any event which is an Event of Default or Potential Event of Default and, promptly after receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously or thereby notified to the Agent and so far as the Guarantor is aware, no such event has occurred and is outstanding which has not been waived; and

21.1.2	ensure that at all times the claims of the other Parties against any Obligor under the Finance Documents rank at least pari passu with the claims of all other unsecured creditors of that Obligor other than creditors preferred by operation of law.

21.2	The Guarantor shall not, and shall procure that no member of the Group shall except with prior consent of an Instructing Group create or permit to subsist any encumbrances on the whole or any part of its undertakings or assets, or give any other security in any form to any other creditor except:

21.2.1	any encumbrance securing liabilities under any E.C.G.D. agreement (or similar form of credit) to a bank (or other financial institution), over;

(a)	any sums which may become due to any member of the Group from any company or other party under any contract for the supply and/or the installation of plant and/or machinery or under any other agreement in relation to such plant and/or machinery, or

(b)	the plant and/or machinery, the purchase of which is financed by such E.C.G.D. or other similar form of credit;

21.2.2	any encumbrance created on any undertaking or asset acquired or developed after the date hereof, for the sole purpose of financing or refinancing that acquisition or development and securing deferred consideration for such acquisition and/or principal moneys not exceeding the cost of that acquisition or development;

21.2.3	any encumbrance existing at the time of acquisition on any undertaking or assets acquired after the date hereof, and any encumbrance existing on the undertaking or assets of a company when it becomes a member of the Group, may be allowed to subsist for the liabilities existing at the date of acquisition or (as the case may be) the date of the company becoming a member of the Group and also for any increase in such liabilities by reason of any fluctuation in the amount outstanding under, and in accordance with the terms of, facilities which exist at that date (or any renewal or extension of any such facility for the same or a lesser amount);

21.2.4	any encumbrance on documents and the goods they represent in connection with letters of credit;

21.2.5	encumbrances created on credit balances of a member of the Group with a bank or similar financial institution as security for finance to be provided to a member of the Group by such bank or financial institution or an affiliate thereof;

21.2.6	other encumbrances existing at the date of this Agreement securing an aggregate principal amount not exceeding euro 120,000,000 (or its equivalent in any other currency or currencies); and

21.2.7	any other encumbrance provided that the aggregate outstanding principal amount secured by all encumbrances created under this exception sub-clause 21.2.7 of this Clause 21 does not at any time exceed 3.5% of Consolidated Shareholders Funds (as defined in Clause 1.1 of Clause 1 (Interpretation)).

21.3	The Guarantor shall not, and shall procure that no other member of the Group shall except with the prior consent of an Instructing Group, sell or otherwise dispose of (other than to another member of the Group) any asset other than at arm’s length and for market value.

21.4	The Guarantor shall maintain insurance in relation to the Group with financially sound and reputable insurers, against liability to persons and damage to property, to the extent and in the manner customary for companies of like size in similar businesses, it being understood that the Group may self-insure against hazards and risks provided that such self-insurance is in accord with the practices of companies of like size in similar businesses and adequate reserves (as determined in good faith by the Guarantor) are maintained in connection with such self-insurance.

22.	EVENTS OF DEFAULT

22.1	If:

22.1.1	any of the Obligors fails to pay any sum due from it under any Finance Document at the time, in the currency and in the manner specified herein and such default continues unremedied for three business days (in the case of principal) or five business days (in the case of any other amount) after the Agent shall have given notice thereof to the CRH Agent; or

22.1.2	any representation, or warranty made or deemed to be made or repeated by any of the Obligors in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect in any material respect when made or when deemed to be made; or

22.1.3	the Guarantor, the CRH Agent or any of the other Obligors fails duly to perform or comply with any other obligation, covenant, term or condition expressed to be assumed by it in any Finance Document and such failure (if capable of remedy) remains unremedied for thirty days after the Agent shall have given written notice thereof to the CRH Agent; or

22.1.4

any other indebtedness for borrowed money of the Guarantor, any Borrower or any Material Subsidiary (except for indebtedness for borrowed money owed by one member of the Group to another member of the Group) shall become due and payable prior to its specified due date due to any default thereunder or is otherwise (except by reason of temporary technical or administrative difficulties) not paid when due or within any applicable grace period. However, no Event of Default will occur under this sub-clause 22.1.4 if the aggregate amount of indebtedness for borrowed money in respect of which any such event or events has occurred and is continuing is less than £10,000,000 (or its equivalent in any other currency or currencies); or

22.1.5	an order is made or an effective resolution passed for the winding-up, dissolution, administration or administrative receivership or court protection of the Guarantor, any Borrower or any Material Subsidiary other than for the purposes of reconstruction, amalgamation or reorganisation while solvent on terms previously approved in writing by an Instructing Group (such approval not to be unreasonably withheld): or

22.1.6	any execution, distress or sequestration is levied, issued or enforced against any of the property, undertaking or assets of the Guarantor, any Borrower or Material Subsidiary and is not discharged within fourteen days; or

22.1.7	the Guarantor, any Borrower or any Material Subsidiary is unable to pay its debts within the meaning of Section 214 of the Companies Act 1963 of Ireland or any statutory modification or re-enactment thereof; or

22.1.8	any encumbrance over the whole or any part of any of the property, undertakings or assets of the Guarantor, any Borrower or any Material Subsidiary becomes enforceable and the person entitled to such encumbrance takes any steps to enforce the same; or

22.1.9	the Guarantor, any Borrower or any Material Subsidiary stops or threatens to stop payment of any indebtedness and such cessation is likely to have a material adverse effect on the ability of any Obligor to perform its obligations under the Finance Documents or (except for the purposes of a reconstruction, amalgamation or reorganisation on terms which have been previously approved by an Instructing Group, such approval not to be unreasonably withheld) the Guarantor, any Borrower or any Material Subsidiary ceases all or substantially all of its business and (in the case of any Borrower or Material Subsidiary), such cessation has or is likely to have a material adverse effect on the ability of any Borrower or the Guarantor to perform its obligations under the Finance Documents; or

22.1.10	an encumbrancer takes possession or a receiver, administrator, administrative receiver, examiner or other similar officer is appointed or insolvency or similar proceedings are commenced against the Guarantor, any Borrower or any Material Subsidiary in respect of the whole or any part of the undertakings or assets of the Guarantor, any Borrower or any Material Subsidiary; or

22.1.11	any of the Borrowers shall cease to be a member of the Group; or

22.1.12	it is or becomes unlawful for the Guarantor or any Borrower to perform all or any of its material obligations under the Finance Documents; or

22.1.13	control of the Guarantor passes to any one person or institution or to a number of persons or institutions acting in concert, either by the purchase of more than 50% of the Guarantor’s issued share capital or by any other means without the prior written consent of an Instructing Group; or

22.1.14	the Guarantor or any Borrower convenes a meeting of or proposes or enters into any arrangement or composition for the benefit of its creditors; or

22.1.15	the Guarantor, any Borrower or any Material Subsidiary presents a petition for court protection from its creditors under the Companies (Amendment) Act 1990 of Ireland or a similar or analogous petition, then, and in any such case and at any time thereafter, the Agent, if so instructed by an Instructing Group, shall (so long as any Event of Default is continuing and has not been waived);

(a)	declare the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the relevant Borrower or Borrowers hereunder) or declare the Advances to be due and payable on demand of the Agent; and/or

(b)	declare that the Facilities shall be cancelled, whereupon the same shall be cancelled and the Commitment of each Bank shall be reduced to zero.

22.2	If, pursuant to Clause 22.1 of this Clause 22, the Agent declares the Advances to be due and payable on demand of the Agent, then, and at any time thereafter, the Agent shall, if so instructed by an Instructing Group, by written notice to the CRH Agent at such time call for repayment of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the relevant Borrower or Borrowers hereunder) or withdraw its declaration with effect from such date as it may specify in such notice.

22.3	If, pursuant to sub-clause 22.1.1 of this Clause 22, the Agent declares the Advances to be due and payable on demand, the Term in respect of any such Advance shall, if the Agent subsequently demands payment before the scheduled Repayment Date in respect of such Advance, be deemed (except for the purposes of Clause 25.4 of Clause 25 (Default Interest and Indemnity)) to be of such length that it ends on the date that such demand is made.

23.	GUARANTEE

The Guarantor hereby irrevocably and unconditionally:

23.1.1

guarantees to the Agent, the Arranger and the Banks the due and punctual payment of any sum or sums from time to time due from each Borrower under any of the Finance Documents and agrees to pay to the Agent (or procure such payment) from time to time on demand (and as if it was the principal obligor) any and every sum or sums of money which such Borrower shall at any time be liable to pay to the Agent, the Arranger and the Banks or any of them under or pursuant to any of the Finance Documents and which is not punctually paid in accordance with any Finance Document; and

23.1.2	agrees as a primary obligation to indemnify the Agent, the Arranger and the Banks (or procure such indemnification) from time to time on demand by the Agent from and against any cost, loss or liability incurred by the Agent, the Arranger and the Banks or any of them as a result of any of the financial obligations of any Borrower under or pursuant to any of the Finance Documents being or becoming void, voidable, unenforceable, illegal or ineffective as against such Borrower for any reason whatsoever, whether or not known to the Agent, the Arranger and the Banks or any of them or any other person, the amount of such loss being the amount which the person or persons suffering it would otherwise have been entitled to recover from such Borrower.

24.	PRESERVATION OF RIGHTS

24.1	Additional security

The obligations of the Guarantor herein contained shall be in addition to and independent of every other security which the Agent, the Arranger and the Banks or any of them may at any time hold in respect of any obligations of any Borrower under any of the Finance Documents.

24.2	Continuing Guarantee

The obligations of the Guarantor herein contained shall constitute and be continuing obligations notwithstanding any intermediate payment or satisfaction of any sum or sums of money owed by any or all of the Borrowers under any of the Finance Documents and shall continue in full force and effect until final payment in full of all amounts owing by any Borrower under the Finance Documents and total satisfaction of all the Borrower’s actual and contingent payment obligations under the Finance Documents.

24.3	Referral of Guarantor’s rights

Neither the obligations of the Guarantor herein contained nor the rights, powers and remedies conferred in respect of the Guarantor upon the Agent, the Arranger and the Banks or any of them by any of the Finance Documents or by law shall be discharged, impaired or otherwise affected by:

24.3.1	the winding-up, dissolution, administration or re-organisation of any Borrower or any other person or any change in its status, function, control or ownership;

24.3.2	any of the obligations of any Borrower or any other person under any of the Finance Documents or under any other security taken in respect of any of its obligations thereunder being or becoming illegal, invalid, unenforceable or ineffective in any respect;

24.3.3	time or other indulgence being granted or agreed to be granted to any Borrower in respect of its obligations under any of the Finance Documents or under any such other security;

24.3.4	any amendment to, or any variation, waiver or release of, any obligation of any Borrower under any of the Finance Documents or under any such other security;

24.3.5	any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of any Borrower’s obligations under any of the Finance Documents;

24.3.6	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of any Borrower’s obligations under any of the Finance Documents; or

24.3.7	any other act, event or omission which, but for this Clause 24.3, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor herein contained or any of the rights, powers or remedies conferred upon the Agent, the Arranger and the Banks or any of them by this Agreement or by law.

24.4	Any settlement or discharge between the Guarantor and the Agent, the Arranger and the Banks or any of them shall be conditional upon no security or payment to the Agent, the Arranger and the Banks or any of them by any Borrower or the Guarantor or any other person on behalf of such Borrower or, as the case may be, the Guarantor being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, examinership, insolvency, liquidation or similar laws of general application for the time being in force and, if any such security or payment is so avoided or reduced, the Agent, the Arranger and the Banks shall each be entitled to recover the value or amount of such security or payment from the Guarantor subsequently as if such settlement or discharge had not occurred.

24.5	Neither the Agent, the Arranger and the Banks nor any of them shall be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of the Guarantor by this Agreement or by law:

24.5.1	to make any demand of any Borrower;

24.5.2	to take any action or obtain judgment in any court against any Borrower;

24.5.3	to make or file any claim or proof in a winding-up or dissolution of any Borrower; or

24.5.4	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Borrower under any of the Finance Documents.

24.6	The Guarantor agrees that, so long as any amounts are or may be owed by any Borrower under any of the Finance Documents, the Guarantor shall not exercise any rights which the Guarantor may at any time have by reason of performance by it of its obligations hereunder:

24.6.1	to be indemnified by any Borrower; and/or

24.6.2	to claim any contribution from any other guarantor of any such Borrower’s obligations under any of the Finance Documents; and/or

24.6.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Agent, the Arranger and the Banks under any of the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, any of the Finance Documents by all or any of the Agent, the Arranger and the Banks.

24.7	Until (either alone or together with other moneys received, recovered or realised under the Finance Documents) they are sufficient to discharge all sums then due to that Bank from the Obligors under the Finance Documents, all moneys received, recovered or realised by a Bank by virtue of Clause 23 (Guarantee) may, in that Bank’s discretion, be credited to a suspense or impersonal account (bearing interest at market rates) and may be held in such account for so long as such Bank thinks fit pending the application from time to time (as such Bank may think fit) of such moneys in or towards the payment and discharge of any amounts owing by an Obligor to such Bank hereunder.

25.	DEFAULT INTEREST AND INDEMNITY

25.1	If any sum due and payable by any of the Obligors under any of the Finance Documents is not paid on the due date therefor in accordance with the provisions of Clause 27 (Payments) or if any sum due and payable by any of the Obligors under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of such Obligor to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 25) be selected by the Agent.

25.2	During each such period relating thereto as is mentioned in Clause 25.1 of this Clause 25 an Unpaid Sum shall bear interest at the rate per annum which is the sum from time to time of one per cent. above the percentage rate which would apply if such Unpaid Sum had been an Advance in the amount and currency of such Unpaid Sum for the same Term provided that if such unpaid sum became due and payable on the day other than the last day of the Term thereof, the first such period applicable thereto shall be of a duration equal to the unexpired portion of that Term and the rate of interest applicable thereto from time to time during such period shall be that which exceeds by one per cent. the rate which would have been applicable to it had it not so fallen due.

25.3	Any interest which shall have accrued under Clause 25.2 of this Clause 25 in respect of an unpaid sum shall be due and payable and shall be paid by the Obligor owing such unpaid sum at the end of the period by reference to which it is calculated or on such other date or dates as the Agent may specify by not less than 3 business days written notice to such Obligor.

25.4

If any Bank or the Agent on its behalf receives or recovers all or any part of such Bank’s share of an Advance or Unpaid Sum otherwise than on the last day of the Term thereof, the Borrower to whom such Advance was made shall pay to the Agent within 3 business days after demand for account of such Bank an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of the Term thereof exceeds (b) the amount of interest which in the reasonable opinion of the Agent would have been payable to the Agent on the last day of the Term thereof in respect of a deposit in the currency of the amount so received or recovered and equal to the amount so received or recovered placed by it with a prime bank in the relevant interbank market for a period starting on the next business day (in the case of sterling) or the third business day (in any other case) following the date of such receipt or recovery and ending on the last day of the Term thereof, provided that if:

25.4.1	the amount specified in (b) exceeds the amount specified in (a); and

25.4.2	the reason for early receipt of an Advance is prepayment pursuant to Clause 10.3 of Clause 10 (Cancellation) or Clause 14 (Illegality),

then the Bank will pay the amount of such excess to the Guarantor within 3 business days after demand from the Guarantor.

25.5	The Guarantor undertakes to indemnify:

25.5.1	the Bank against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, which the Bank may sustain or incur as a consequence of the occurrence of any Event of Default or any default by any of the Borrowers in the performance of any of the obligations expressed to be assumed by it in this Agreement;

25.5.2	the Bank against any cost or loss it may suffer or incur as a result of its entering into, or performing, any foreign exchange contract for the purposes of Clause 27 (Payments), provided that the Bank and the Guarantor have agreed the exchange rate (and excluding any cost or loss resulting from the Bank’s inability to enter into or match any foreign exchange contract at the agreed rate);

25.5.3	the Bank against any cost or loss it may suffer or incur as a result of its funding or making arrangements to fund an Advance requested by the Borrower hereunder but not made as a result of the operation of this Agreement; and

25.5.4	the Bank against any cost or loss it may suffer or any reduction in its return on capital that it would have been able to obtain but for entering into or performing its obligations under this Agreement as a result of any minimum reserve requirements imposed on it by the European Central Bank in relation to an Advance or any funding of an Advance.

25.6	Any unpaid sum shall (for the purposes of this Clause 25 and Clause 13.1 (Increased Costs)) be treated as an advance and accordingly in this Clause 25 and Clause 13.1 (Increased Costs) the term “Advance” includes any unpaid sum and “Term”, in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 25.1.

26.	CURRENCY OF ACCOUNT AND PAYMENT

26.1	Euro is the currency of account and payment for each and every sum at any time due from any of the Obligors under this Agreement provided that:

26.1.1	each repayment of an Advance or Unpaid Sum or a part thereof shall be made in the currency in which such Advance or Unpaid Sum is denominated at the time of that repayment;

26.1.2	each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated;

26.1.3	each payment in respect of costs and expenses shall be made in the currency in which the same were incurred;

26.1.4	each payment pursuant to Clauses 13.1 or 13.2 of Clause 13 (Increased Costs) shall be made in the currency specified by the party claiming thereunder; and

26.1.5	any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

If after the date of this Agreement a member state becomes a Participating Member State, all obligations under this Agreement (including any obligation in respect of the Bank’s Available Commitment) to make a payment in its national currency unit shall be redenominated into the euro unit on the date on which it becomes a Participating Member State (but otherwise in accordance with legislation of the European Union relating to EMU).

26.2	If any sum due from an Obligor under this Agreement or any order, judgment given or made in relation hereto (a “Sum”) has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

26.2.1	making or filing a claim or proof against such Obligor;

26.2.2	obtaining or enforcing an order, judgment in any court or other tribunal,

such Obligor shall indemnify the Bank to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Bank in the ordinary course of business at the time of receipt of such Sum.

27.	PAYMENTS

27.1	On each date on which this Agreement requires an amount to be paid by an Obligor or a Bank, such Obligor or, as the case may be, such Bank shall make the same available to the Agent for value on the due date at such time and in such funds and to such account with such bank as the Agent shall specify for this purpose at least five business days previously provided that any payment of any amount which is too small, by the standards of normal banking practice, to be made in the manner set out above shall be made by the delivery to the Agent of a cheque of the relevant amount in sufficient time to enable such cheque to be cleared on or before the due date.

27.2	Save as otherwise provided herein, each payment received by the Agent pursuant to Clause 27.1 of this Clause 27 shall:

27.2.1	in the case of a payment received for the account of such Obligor, be made available by the Agent to such Obligor by application:

(a)	first, in or towards payment (on the date, and in the currency and funds, of receipt) of any amount then due from such Obligor hereunder to the person from whom the amount was so received or (provided that the Agent and the CRH Agent have agreed the exchange rate) in or towards the purchase of any amount of any currency to be so applied; and

(b)	secondly, in or towards payment (on the date, and in the currency and funds, of receipt) to such account with such bank in the principal financial centre of the country of the currency of such payment (or, in relation to the euro, in a financial centre in a Participating Member State) as that person has previously notified to the Agent for this purpose.

27.2.2	in the case of any other payment, be made available by the Agent to the person entitled to receive the payment in accordance with this Agreement (in the case of a Bank, for the account of the Facility Office) for value the same day by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment (or, in relation to the euro, in a financial centre in a Participating Member State) as that person has previously notified to the Agent.

27.2.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of the clearing system used by the Agent in order to make the payment.

27.3	Any amount payable by the Agent to the Banks under this Agreement in the currency of a Participating Member State shall be paid in the euro unit.

27.4	All payments required to be made by an Obligor hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

27.5	Where a sum is to be paid hereunder to the Agent for account of another person, the Agent shall not be obliged to make the same available to that other person or to enter into or perform any exchange contract in connection therewith until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum or the proceeds of such exchange contract was so made available shall on request refund the same to the Agent together with an amount sufficient to indemnify the Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum or the proceeds of such exchange contract prior to its having received such sum.

27.6	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

27.6.1	first, in or towards payment of any unpaid costs and expenses of each of the Agent and the Arranger under the Finance Documents;

27.6.2	secondly, in or towards payment pro rata of any accrued interest and commitment commission due but unpaid under the Finance Documents;

27.6.3	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

27.6.4	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

27.7	The order of payments set out in Clause 27.6 of this Clause 27 shall override any appropriation made by the Obligor to which the partial payment relates but the order set out in sub-clauses 27.6.2, 27.6.3 and 27.6.4 of this Clause 27 may be varied if agreed by all the Banks.

27.8

27.8.1	Any payment which is due to be made on a day that is not a business day shall be made on the next business day in the same calendar month (if there is one) or the preceding business day (if there is not).

27.8.2	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

28.	REDISTRIBUTION OF PAYMENTS

28.1	If, at any time, the proportion which any Bank (a “Recovering Bank”) has received or recovered (whether by payment, the exercise of a right of set-off or combination of accounts or otherwise) in respect of its portion of any payment (a “relevant payment”) to be made under this Agreement by any of the Obligors for account of such Recovering Bank and one or more other Banks is greater (the portion of such receipt or recovery giving rise to such excess proportion being herein called an “excess amount”) than the proportion thereof so received or recovered by the Bank or Banks so receiving or recovering the smallest proportion thereof, then:

28.1.1	such Recovering Bank shall pay to the Agent an amount equal to such excess amount;

28.1.2	there shall (within 3 business days after receipt of a notice from the Agent) fall due from such Obligor to such Recovering Bank an amount equal to the amount paid out by such Recovering Bank pursuant to sub-clause 28.1.1 above, the amount so due being, for the purposes hereof, treated as if it were an unpaid part of such Recovering Bank’s portion of such relevant payment; and

28.1.3	the Agent shall treat the amount received by it from such Recovering Bank pursuant to sub-clause 28.1.1 above as if such amount had been received by it from such Obligor in respect of such relevant payment and shall pay the same to the persons entitled thereto (including such Recovering Bank) pro rata to their respective entitlements thereto,

Provided that to the extent that any excess amount is attributable to a payment to a Bank pursuant to this Clause 28.1 such portion of such excess amount as is so attributable shall not be required to be shared pursuant hereto.

28.2	If any sum (a “relevant sum”) received or recovered by a Recovering Bank in respect of any amount owing to it by any of the Obligors becomes repayable and is repaid by such Recovering Bank, then:

28.2.1	each Bank which has received a share of such relevant sum by reason of the implementation of Clause 28.1 of this Clause 28 shall, upon request of the Agent, pay to the Agent for account of such Recovering Bank an amount equal to its share of such relevant sum; and

28.2.2	there shall thereupon fall due from such Obligor to each such Bank an amount equal to the amount paid out by it pursuant to sub-clause 28.2.1 above, the amount so due being, for the purposes hereof, treated as if it were the sum payable to such Bank against which such Bank’s share of such relevant sum was applied.

29.	FEES

29.1	The Guarantor shall pay or procure the payment to the Agent for the account of each Bank a commitment commission calculated at the rate of 0.10 per cent per annum on the amount of such Bank’s Available Commitment from day to day during the period beginning on the Effective Date and ending on the Termination Date, and payable, with respect to such Bank’s Available Facility A Commitment, in sterling, and, with respect to such Bank’s Available Facility B Commitment, in euro in arrear within three business days of the last day of each successive period of three months which ends during such period and on the Termination Date. No later than the last day of each such three month period the Agent shall notify the Guarantor of the amount of the commitment commission payable in respect thereof.

29.2

29.2.1	The Guarantor shall pay or procure the payment to the Agent for the account of each Bank (in the proportion borne by its share of (a) the Facility A Outstandings to the total Facility A Outstandings and (b) the Facility B Outstandings to the total Facility B Outstandings) a utilisation fee quarterly in arrear on amounts utilised under the Facilities computed at the rate of 0.025 per cent. per annum for each day Outstandings equal or exceed 50 per cent. of the amount of the Facilities at the date of this Agreement. The portion of the utilisation fee which is attributable to a Bank’s share of the Facility A Outstandings shall be payable in sterling, and the portion which is attributable to a Bank’s share of the Facility B Outstandings shall be payable in euro.

29.2.2	For the purposes of calculating whether Outstandings equal or exceed 50% of the amount of the Facilities at the date of this Agreement the Agent shall:

(a)	promptly notify each Bank and the CRH Agent of the percentages which each of Facility A and Facility B bears to the Facilities (such calculation to be made by converting the Euro Amount of Facility B into its equivalent in sterling on the date of this Agreement);

(b)	calculate the percentage which the Facility A Outstandings on each day bears to the aggregate of the Facility A Commitments at such time and such percentage shall be divided by 100 and times by the percentage for Facility A determined pursuant to paragraph (a) above;

(c)	calculate the percentage which the Facility B Outstandings on each day bears to the aggregate of the Facility B Commitments at such time and such percentage shall be divided by 100 and times by the percentage for Facility B determined pursuant to paragraph (a) above; and

(d)	aggregate the percentages determined pursuant to paragraphs (b) and (c) above and such aggregate percentage shall apply for the purposes of determining whether Outstandings equal or exceed 50% of the amount of Facilities at the date of this Agreement.

29.3	The Guarantor shall pay to the Arranger the arrangement fee specified in the letter of even date herewith from the Arranger to the Guarantor at the time, and in the amount, specified in such letter.

29.4	The Guarantor shall pay to the Agent for its own account the agency fees specified in the letter of even date herewith from the Agent to the Guarantor at the times, and in the amounts, specified in such letter.

30.	COSTS AND EXPENSES

30.1	The Guarantor shall, from time to time on demand of the Agent, reimburse each of the Agent and the Arranger for all costs and expenses (including legal fees) together with any VAT or similar tax thereon incurred by it in connection with the negotiation, preparation and execution of this Agreement and the completion of the transactions herein contemplated subject to the limit specified in a letter dated 15 September 2004 from the Agent to the Guarantor.

30.2	The Guarantor shall, from time to time on demand of the Agent, reimburse the Agent and the Banks, for:

30.2.1	all reasonable fees, costs and expenses (including legal fees) together with any VAT or similar tax thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Agent or the Banks under this Agreement;

30.2.2	all fees, costs and expenses (including legal fees) agreed with the CRH Agent together with any VAT or similar tax thereon incurred in or in connection with any modification, waivers or amendments hereto.

30.3	The Guarantor shall pay all stamp, registration and other taxes to which this Agreement or any judgment given in connection herewith is or at any time may be subject in the United Kingdom, Ireland or the jurisdiction of incorporation or residence or place of business of any Obligor and shall, from time to time on demand of the Agent, indemnify the Agent, and the Banks against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

30.4	If the Guarantor fails to perform any of its obligations under this Clause 30, each Bank shall, in its proportion indemnify the Agent against any loss incurred by it as a result of such failure and the Guarantor shall forthwith reimburse each Bank for any payment made by it pursuant to this Clause 30.

31.	THE AGENT, THE ARRANGER AND THE BANKS

31.1	Each Bank hereby appoints the Agent to act as its agent in connection with the Finance Documents and authorises the Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agent by the terms of any of the Finance Documents together with all such rights, powers, authorities and discretions as are reasonably incidental thereto provided that the Agent shall not initiate any legal action or proceedings before a court of law on behalf of any Bank without its prior written consent.

31.2	The Agent may:

31.2.1	assume that:

(a)	any representation made by any of the Obligors in connection with any of the Finance Documents is true;

(b)	no Event of Default or Potential Event of Default has occurred (unless it has actual knowledge of an Event of Default or Potential Event of Default arising under sub-clause 22.1.1 of Clause 22 (Events of Default));

(c)	none of the Obligors is in breach of or default under its obligations under any of the Finance Documents; and

(d)	any right, power, authority or discretion vested in any of the Finance Documents upon an Instructing Group, the Banks or any other person or group of persons has not been exercised,

unless it has, in its capacity as agent for the Banks, received notice to the contrary from any other party hereto;

31.2.2	assume that the Facility Office of each Bank is that identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) until it has received from such Bank a notice designating some other office of such Bank to replace its Facility Office and act upon any such notice until the same is superseded by a further such notice;

31.2.3	engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

31.2.4	rely as to any matters of fact which might reasonably be expected to be within the knowledge of any of the Obligors upon a certificate signed by or on behalf of such Obligor;

31.2.5	rely upon any communication or document believed by it to be genuine;

31.2.6	refrain from exercising any right, power or discretion vested in it as agent under any of the Finance Documents unless and until instructed by an Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

31.2.7	refrain from acting in accordance with any instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with any of the Finance Documents until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions.

31.3	The Agent shall:

31.3.1	promptly inform each Bank of the contents of any notice or document received by it in its capacity as Agent from any of the Obligors hereunder;

31.3.2	promptly notify each Bank of the occurrence of any Event of Default or any default by any of the Obligors in the due performance of or compliance with its obligations under any of the Finance Documents of which the Agent has notice from any other party hereto;

31.3.3	save as otherwise provided herein, act in accordance with any instructions given to it by an Instructing Group, which instructions shall be binding on the Arranger and all of the Banks; and

31.3.4	if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it as agent under any of the Finance Documents.

The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

31.4	Notwithstanding anything to the contrary expressed or implied herein, neither the Agent, the Arranger nor any of them shall:

31.4.1	be bound to enquire as to:

(a)	whether or not any representation made by any of the Obligors in connection with any of the Finance Documents is true;

(b)	the occurrence or otherwise of any Event of Default or Potential Event of Default;

(c)	the performance by any of the Obligors of its obligations under any of the Finance Documents; or

(d)	any breach of or default by any of the Obligors of or under its obligations under any Finance Document;

31.4.2	be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

31.4.3	be bound to disclose to any other person any information relating to any member of the Group if (a) such person, on providing such information expressly stated to the Agent that such information was confidential or (b) such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person;

31.4.4	be under any obligations other than those for which express provision is made in any of the Finance Documents;

31.4.5	be or be deemed to be a fiduciary for any other party hereto; or

31.4.6	be under any obligation to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

31.5	Each Bank shall, in its Proportion, from time to time on demand by the Agent, indemnify the Agent, against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT or similar tax thereon which the Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent under the Finance Documents.

31.6	Except in the case of gross negligence or wilful default, none of the Agent or the Arranger accepts any responsibility:

31.6.1	for the adequacy, accuracy and/or completeness of any information supplied by the Agent or the Arranger, by an Obligor or by any other person in connection with the Finance Documents, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents;

31.6.2	for the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents; or

31.6.3	for the exercise of, or the failure to exercise, any judgement, discretion or power given to any of them by or in connection with the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents.

Accordingly, none of the Agent and the Arranger shall be under any liability (whether in negligence or otherwise) in respect of such matters, save in the case of gross negligence or wilful misconduct.

31.7	Each of the Banks agrees that it will not assert or seek to assert against any director, officer or employee of the Agent or the Arranger any claim it might have against any of them in respect of this Agreement and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.8 of Clause 1 (Interpretation) and the provisions of the Third Parties Act.

31.8	The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

31.9	The Agent may resign its appointment hereunder at any time without assigning any reason therefor by giving not less than thirty days’ prior written notice to that effect to each of the other Parties provided that no such resignation shall be effective until a successor for the Agent is appointed in accordance with the succeeding provisions of this Clause 31 and has agreed in writing with the other Parties to act as Agent and be bound by the Finance Documents accordingly.

31.10	If the Agent gives notice of its resignation pursuant to Clause 31.9 of this Clause 31, then any reputable and experienced bank or other financial institution may be appointed as a successor to the Agent by an Instructing Group (with the consent of the Guarantor) during the period of such notice but, if no such successor is so appointed, the Agent (with the consent of the Guarantor) may appoint such a successor itself.

31.11	If a successor to the Agent is appointed under the provisions of Clause 31.10 of this Clause 31, then (a) the retiring Agent shall be discharged from any further obligation hereunder in respect of the period after its retirement but shall remain entitled to the benefit of the provisions of this Clause 31 and (b) its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been a Party.

31.12	It is understood and agreed by each Bank that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Finance Documents including, but not limited to:

31.12.1	the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

31.12.2	the legality, validity, effectiveness, adequacy and enforceability of the Finance Documents and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents;

31.12.3	whether such Bank has recourse, and the nature and extent of that recourse, against an Obligor or any other person or any of their respective assets under or in connection with the Finance Documents, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents; and

31.12.4	the adequacy, accuracy and/or completeness of information provided by the Agent or the Arranger, an Obligor, or by any other person in connection with the Finance Documents, the transactions contemplated therein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents.

Accordingly, each Bank acknowledges to the Agent and the Arranger that it has not relied on and will not hereafter rely on the Agent and the Arranger or any of them in respect of any of these matters.

31.13	In acting as agent hereunder for the Banks, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 31, any information received by some other division or department of the Agent may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

32.	BENEFIT OF AGREEMENT

This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, Transferees and permitted assigns.

33.	ASSIGNMENTS AND TRANSFERS BY THE OBLIGORS

None of the Obligors shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

34.	ASSIGNMENTS AND TRANSFERS BY BANKS

34.1

Any Bank may, at any time (with the prior written consent of the CRH Agent such consent not to be unreasonably withheld and to be deemed given 10 business days after the Bank has requested it unless expressly refused by the CRH Agent within that time) (a) assign all or any of its rights and benefits hereunder or (b) transfer in accordance with Clause 34.3 of this Clause 34 all or any of its rights, benefits and obligations hereunder, in each case to a Qualifying Lender. In respect of a Bank’s Commitment no such transfer or assignment of a Bank’s Commitment may be made in respect of an amount of less than £3,000,000 (in the case of transfers of Facility A Commitment), unless such Bank’s Commitment is less than £3,000,000 and the transfer or assignment is in respect of the whole of that Bank’s Commitment, and all transfers and assignments shall be made pro rata a Bank’s Facility A Commitment and Facility B Commitment. However, no such consent shall be required for an assignment or transfer to an affiliate of that Bank provided that no breach of this Agreement shall result as a consequence thereof and the CRH Agent receives from that Bank at least 30 business days prior to the proposed assignment or transfer written details of the proposed transfer, including the name of the affiliate, its Facility Office(s) and its country of residence for tax purposes (and the name, Facility Office(s) and country of residence for tax purposes of its nominated affiliate, if any) except that no such assignment or transfer shall become effective unless the affiliate is a Qualifying Lender.

34.2	If any Bank assigns all or any of its rights and benefits hereunder in accordance with Clause 34.1 of this Clause 34, then, unless and until the assignee has confirmed in writing to the Agent, for itself and for the Parties, that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Bank, the Agent and the other Parties shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a Party.

34.3	If any Bank wishes to transfer all or any of its rights, benefits and/or obligations hereunder as contemplated in Clause 34.1 of this Clause 34, then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate together with any necessary written consent of the CRH Agent given pursuant to Clause 34.1 of this Clause 34 in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth business day after (or such earlier business day endorsed by the Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Agent:

34.3.1	to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer its rights, benefits and obligations hereunder, each of the Obligors and such Bank shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights, benefits and obligations being referred to in this Clause 34.3 as “discharged rights and obligations”);

34.3.2	each of the Obligors and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Bank; and

34.3.3	the Agent, the Arranger, such Transferee and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer.

34.4

No assignee or transferee of a Bank’s rights hereunder shall be entitled to claim under the provisions of Clause 11 (Taxes) or 13 (Increased Costs) a sum in excess of that which the relevant assignor or, as the case may be, transferor would have been entitled to claim had such assignment or transfer not taken place provided that the above provisions of this Clause 34.4 shall apply to an assignee or transferee of a Bank’s rights hereunder only to the extent that those rights relate to an Advance outstanding at the time of such transfer and further provided that an assignee and transferee of a Bank’s rights and obligations hereunder may in any event make such a claim to the extent that such claim arises as a result of any of the following events occurring after such assignment or transfer (but subject always to the provisos to Clause 11 (Taxes) and Clause 13.1 of Clause 13 (Increased Costs)):

34.4.1	a change in law or treaty resulting in an obligation to make any payment subject to deduction or withholding of tax; or

34.4.2	any of the events mentioned in the opening Clause 13.1 of Clause 13 (Increased Costs).

34.5	No assignee or transferee of a Bank’s rights hereunder shall be entitled to claim under the provisions of Clause 14 (Illegality) except in circumstances in which the relevant assignor or, as the case may be, transferor, would have been entitled to make a similar claim had such assignment or transfer not taken place provided that the above provisions of this Clause 34.5 shall apply to an assignee or transferee of a Bank’s rights hereunder only to be extent that those rights relate to an Advance outstanding at the time of such transfer.

34.6	The Agent shall promptly notify the other Banks and the CRH Agent of the receipt by it of any Transfer Certificate and shall deliver a copy thereof to the CRH Agent.

34.7	If there is specified against a Bank’s name on the signing pages hereto a nominated affiliate in relation to certain Utilisations of the Facilities and such nominated affiliate executes this Agreement, such Bank may fulfil its obligation to participate in any such Utilisation by procuring that such nominated affiliate shall participate in the relevant Advance in the place of such Bank, whereupon such affiliate shall be entitled to the same rights and subject to the same obligations in relation to such Utilisation as if it had participated therein as a Bank provided always that for the purposes of calculating the Outstandings of a Bank which has exercised its rights under this Clause 34.7 such Bank (rather than such nominated affiliate) shall be deemed to have participated in the relevant Utilisation.

34.8	On the date upon which a transfer takes effect pursuant to Clause 34.3 of this Clause 34, the Transferee in respect of such transfer shall pay to the Agent for its own account a transfer fee of £1,250.

35.	DISCLOSURE OF INFORMATION

35.1	Any Bank may disclose to any person:

35.1.1	to (or through) whom such Bank assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations under the Finance Documents;

35.1.2	with (or through) whom such Bank enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

35.1.3	to whom information may be required to be disclosed by any applicable law,

such information about any Obligor or the Group and the Finance Documents as such Bank shall consider appropriate.

35.2	However neither the Information Package nor any other confidential information or data (including any estimates or projections) provided by or on behalf of any member of the Group pursuant to or in connection with this Agreement may be disclosed to any person (except as permitted by sub-clause 35.1.3 of this Clause 35) unless the CRH Agent has first received a Confidentiality Undertaking signed by the person to whom such disclosure is to be made, addressed to the CRH Agent on behalf of each member of the Group.

36.	ACCEDING BORROWERS

36.1	Subject to compliance with the provisions of sub-clauses 19.5.3 and 19.5.4 of Clause 19.5 of Clause 19 (Financial Information) the CRH Agent may request that any member of the Group become an Acceding Borrower for the purposes of utilising the Facilities by delivering, or procuring the delivery to, the Agent of a Borrower Accession Memorandum duly executed by the Guarantor, the CRH Agent and such member of the Group.

36.2	Upon delivery of a Borrower Accession Memorandum, the Acceding Borrower shall, subject to the terms and conditions of this Agreement, acquire all the rights and assume all the obligations of a Borrower hereunder provided that:

36.2.1	the Agent has notified the CRH Agent that all the Banks agree to the choice of such Borrower; and

36.2.2	the Agent has confirmed to the CRH Agent (which it undertakes to do as soon as is reasonably practical) that it has received, in a form satisfactory to it, all the documents set out in Schedule 9 (Conditions Precedent to Borrower Accession).

37.	CALCULATIONS AND EVIDENCE OF DEBT

37.1	Any interest and commitment commission shall accrue from day to day and shall, in the case of any Advance denominated in sterling, be calculated on the basis of a year of 365 days or 366 days in a leap year or, in the case of any Advance denominated in euro or in an Optional Currency (other than, in the case of Facility B, sterling), 360 days or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed.

37.2	Any repayment of an Advance denominated in an Optional Currency shall reduce the amount of such Advance by the amount of such Optional Currency repaid and shall reduce the Sterling Amount, or, as the case may be, the Euro Amount, of such Advance proportionately.

37.3	If on any occasion a Reference Bank or Bank fails to supply the Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent.

37.4	Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

37.5	The Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of any Advance made or arising hereunder and the name of the Bank to which such sum relates, (b) the amount of all principal, interest and other sums due or to become due from any of the Obligors to any of the Banks hereunder and each Bank’s share therein and (c) the amount of any sum received or recovered by the Agent hereunder and each Bank’s share therein.

37.6	In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clauses 37.4 and 37.5 of this Clause 37 shall be prima facie evidence of the existence and amounts of the obligations of the Obligors therein recorded.

37.7

37.7.1	Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without prejudice to (a) the liabilities for indebtedness of the Obligors to the Banks under or pursuant to the Finance Documents or (b) the Bank’s Commitments, any reference in the Finance Documents to a minimum amount (or an integral multiple thereof) in a national currency of a Subsequent Participant to be paid to or by the Agent shall, immediately upon it becoming a Subsequent Participant, be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the euro unit as the Agent (acting reasonably and after consultation with the CRH Agent) may specify.

37.7.2	Save as expressly provided in this Clause 37.7, the Finance Documents shall be subject to such reasonable changes of construction as the Agent (acting reasonably and after consultation with the CRH Agent) may at the relevant time specify to be appropriate to reflect the adoption of the euro in any Participating Member State and any relevant market conventions or practices relating to the euro.

37.8	A certificate of a Bank as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 11 (Taxes) or (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 13.1 of Clause 13 (Increased Costs) shall set out the basis of computation of the relevant amount, accompanying any demand or claim for the relevant amount and, in the absence of manifest error, be conclusive for the purposes of this Agreement and prima facie evidence in any legal action or proceeding arising out of or in connection with this Agreement.

37.9

A certificate of the Agent as to the amount at any time due from any Borrower hereunder or the amount which, but for any of the obligations of any Borrower hereunder being or becoming void, voidable, unenforceable or ineffective, at any time would have been due from such Borrower hereunder shall, in the absence of manifest error, be prima facie evidence of the existence of any such obligation for the purposes of Clause 23 (Guarantee).

38.	REMEDIES AND WAIVERS

38.1	No failure to exercise, nor any delay in exercising, on the part of the Agent, the Arranger and the Banks or any of them, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

38.2	The Agent may, with the consent of an Instructing Group, amend modify or otherwise vary or waive any breach of or default under, or otherwise excuse performance of, any provision of this Agreement or any other Finance Document. Any such action so authorised and effected by the Agent shall be promptly notified to the Banks by the Agent and shall be binding on all Banks provided that (except with the prior written consent of all the Banks) the Agent shall not have authority on behalf of the Banks to grant any waiver, consent or approval requested by any Obligor under this Agreement or any of the Finance Documents or to agree with any Obligor any amendment to this Agreement which would:

38.2.1	extend the due date or reduce the amount of any payment of principal, interest or other amount payable under the Finance Documents; or

38.2.2	change the currency in which any amount is payable under any of the Finance Documents; or

38.2.3	increase any Bank’s Commitment; or

38.2.4	extend the Termination Date; or

38.2.5	change the definition of “Instructing Group” in Clause 1.1 of Clause 1 (Interpretation); or

38.2.6	change Clause 28 (Redistribution of Payments); or

38.2.7	change Clause 23 (Guarantee); or

38.2.8	change Clause 24 (Preservation of Rights); or

38.2.9	change this Clause 38.

39.	PARTIAL INVALIDITY

If, at any time, any provision of any Finance Document is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of the Finance Documents nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

40.	NOTICES

40.1	Each communication to be made hereunder shall, unless otherwise stated, be made in writing but, unless otherwise stated, may be made by fax or letter.

40.2	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

40.2.1	in the case of each Original Obligor and the CRH Agent, that identified with its name below;

40.2.2	in the case of each Bank or any other Obligor, that notified in writing to the Agent (in the case of the Obligor, by the CRH Agent) on or prior to the date on which it becomes a Party; and

40.2.3	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than fifteen Business Days’ notice.

40.3	Delivery

40.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or fifteen business days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 40.2 of this Clause 40, if addressed to that department or officer.

40.3.2	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

40.3.3	All notices from or to an Obligor shall be sent through the CRH Agent.

40.4	Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 40.2 of this Clause 40 or changing its own address or fax number, the Agent shall notify the other Parties.

40.5	Electronic communication

40.5.1	Any communication to be made between the Agent and a Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Bank:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

40.5.2	Any electronic communication made between the Agent and a Bank will be effective only when actually received in readable form and in the case of any electronic communication made by a Bank to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

40.6	English language

40.6.1	Any notice given under or in connection with any Finance Document must be in English.

40.6.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

40.7	The Obligors hereby authorise each of the Agent and the Banks to treat any notice or communication expressed to be given by the CRH Agent on behalf of the Obligor as if it had been given by such Obligor and further agree that any notice or other communication delivered by the Agent or a Bank to the CRH Agent on behalf of the Obligors shall, for the purposes of the Finance Documents, be deemed to have been validly given to the Obligors.

41.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

42.	LAW

This Agreement shall be governed by, and shall be construed in accordance with, English law.

43.	JURISDICTION

43.1	Each of the Parties irrevocably agrees for the benefit of each of the Agent, the Arranger and the Banks that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the Finance Documents and, for such purposes, irrevocably submits to the jurisdiction of such courts.

43.2	Each of the Obligors irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 43.1 of this Clause 43 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

43.3	Each of the Obligors agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in England, to CRH (UK) Limited at Bridle Way, Bootle, Merseyside L30 4UA or other its principal place of business for the time being and CRH (UK) Limited agrees to act as such process agent. If the appointment of the persons mentioned in this Clause 43.3 ceases to be effective in respect of any or all of the Obligors, such Obligor or Obligors shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Agent shall be entitled to appoint such a person by notice to such Obligor or Obligors. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

43.4	The submission to the jurisdiction of the courts referred to in Clause 43.1 of this Clause 43 shall not (and shall not be construed so as to) limit the right of the Agent, the Arranger and the Banks or any of them to take proceedings against any of the Obligors in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

43.5	Each of the Obligors hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

THE BANKS

Bank	Facility A Commitment (£)	Facility B Commitment (€)
BARCLAYS BANK PLC	27,000,000	18,000,000.00

ING BANK N.V. LONDON BRANCH	27,000,000	18,000,000.05

THE ROYAL BANK OF SCOTLAND plc	13,500,000	9,000,000.00

ULSTER BANK IRELAND LIMITED	13,500,000	9,000,000.00

ABN AMRO BANK N.V.	17,000,000	11,333,333.33

BANCO BILBAO VIZCAYA ARGENTARIA S.A.	17,000,000	11,333,333.33

BANK OF AMERICA N.A.	17,000,000	11,333,333.33

BAYERISCHE LANDESBANK, LONDON BRANCH	17,000,000	11,333,333.33

BNP PARIBAS - DUBLIN BRANCH	17,000,000	11,333,333.33

HSBC BANK PLC	17,000,000	11,333,333.33

IIB BANK LIMITED AND ITS AFFILIATE KBC BANK N.V., LONDON BRANCH	17,000,000	11,333,333.33

NATIONAL AUSTRALIA BANK LIMITED A.B.N. 12 004 044 937	17,000,000	11,333,333.33

UBS LIMITED	17,000,000	11,333,333.33

BANCA DI ROMA SPA - LONDON BRANCH	11,000,000	7,333,333.33

CITIBANK INTERNATIONAL PLC	11,000,000	7,333,333.33

INTESA BANK IRELAND P.L.C. AND ITS AFFILIATE BANCA INTESA S.P.A., LONDON BRANCH	11,000,000	7,333,333.33

NORDEA BANK FINLAND PLC, LONDON BRANCH	11,000,000	7,333,333.33

RABOBANK IRELAND PLC AND ITS AFFILIATE RABOBANK INTERNATIONAL, LONDON BRANCH	11,000,000	7,333,333.33

WESTLB AG, LONDON BRANCH	11,000,000	7,333,333.33

	300,000,000	200,000,000

SCHEDULE 2

THE ORIGINAL BORROWERS

Company	Company Number	Jurisdiction of Incorporation
CRH FINANCE LIMITED	50074	Ireland

CRH (UK) LIMITED	01380120	England and Wales

CRH FINANCE (U.K.) plc	02159217	England and Wales

CRH INVESTMENTS (UK) LIMITED	00381025	England and Wales

CRH BUILDING PRODUCTS LIMITED	00694656	England and Wales

CRH INTERNATIONAL FINANCIAL SERVICES LIMITED	221886	Ireland

IBSTOCK GROUP LIMITED	00984268	England and Wales

FARRANS LIMITED	NI004078	Northern Ireland

FORTICRETE LIMITED	00221210	England and Wales

IBSTOCK BRICK LIMITED	00063230	England and Wales

SPRINGVALE EPS LIMITED	NI001043	Northern Ireland

TYRONE BRICK LIMITED	NI016793	Northern Ireland

SCHEDULE 3

FORM OF TRANSFER CERTIFICATE

To:	ING Bank N.V., London Branch

TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended, varied, novated or supplemented, the “Facility Agreement”) dated [                    ], 2004 whereby £300,000,000 and €200,000,000 multicurrency revolving credit facilities were made available to CRH Finance Limited and others as original borrowers under the guarantee of CRH plc as guarantor by a group of banks on whose behalf ING Bank N.V., London Branch acted as agent in connection therewith.

1.	Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank and Transferee are defined in the schedule hereto.

2.	The Bank (i) confirms that the details in the schedule hereto under the headings “Bank’s Facility A Commitment”, “Bank’s Facility B Commitment” or “Advance(s)” accurately summarises its Commitment and/or, as the case may be, the Term and Repayment Date of one or more existing Advances made by it and (ii) requests the Transferee to accept and procure the transfer to the Transferee of the portion specified in the schedule hereto of, as the case may be, its Commitment and/or such Advance(s) by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Facility Agreement.

3.	The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of clause 34.3 of clause 34 (Assignments and Transfer by Banks) of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof subject only to the Agent having previously received the CRH Agent’s written consent.

4.	The Transferee confirms that it has received a copy of the Facility Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any of the Borrowers or the Guarantor.

5.

The Transferee hereby undertakes with the Bank and each of the other Parties that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect and in particular the Transferee hereby makes, for the benefit of each Obligor, the representations contained in clause 17 (Tax Warranty) of the Facility Agreement.

6.	The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of any of the Borrowers or the Guarantor or for the performance and observance by such Borrower or the Guarantor of any of its obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7.	The Bank hereby gives notice that nothing herein or in the Facility Agreement (or any document relating thereto) shall oblige the Bank to (i) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by any of the Borrowers, the Guarantor or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (i) or (ii).

8.	This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

THE SCHEDULE

1. Bank:

2. Transferee:

3. Transfer Date:

4. Commitment:

Bank’s Facility A Commitment	Portion Transferred

Bank’s Facility B Commitment	Portion Transferred

5. Advance(s):

(a) Advances Under Facility A

Term and Repayment Date

(b) Advances under Facility B

Term and Repayment Date

[Transferor Bank]	[Transferee Bank]

By:	By:

Date:	Date:

Administrative Details of Transferee

Address:

Contact Name:

Account for Payments in sterling:

Account for Payments in euro:

Fax:

Telephone:

SCHEDULE 4

CONDITIONS PRECEDENT DOCUMENTS

Part 1

Conditions Precedent to initial Utilisation by CRH (UK) Limited

1.	In relation to the Guarantor and CRH (UK) Limited:

(a)	a copy, certified a true copy by a duly authorised officer of the CRH Agent, of the Memorandum and Articles of Association of each of the Guarantor and CRH (UK) Limited;

(b)	a copy, certified a true copy by a duly authorised officer of the CRH Agent, of a Board Resolution of each of the Guarantor and CRH (UK) Limited approving the execution, delivery and performance of the Finance Documents and the terms and conditions hereof and authorising a person or persons (specified by name or office) to sign the Finance Documents and any documents to be delivered by the Guarantor or, as appropriate, CRH (UK) Limited pursuant hereto; and

(c)	a certificate of a duly authorised officer of the CRH Agent setting out the names and signatures of the persons authorised to sign, on behalf of each of the Guarantor and CRH (UK) Limited, the Finance Documents and any documents to be delivered by the Guarantor or, as appropriate, CRH (UK) Limited pursuant hereto.

2.	A copy, certified a true copy by or on behalf of the Guarantor, of each such consent, licence, approval, registration or declaration as is, in the opinion of CRH Agent’s Irish counsel, necessary to render the Finance Documents legal, valid, binding and enforceable, to make the Finance Documents admissible in evidence in Ireland and to enable each of the Original Obligors to perform its obligations thereunder.

3.	An opinion of Arthur Cox, the Guarantor’s and CRH Agent’s external Irish Counsel, addressed to the Agent and the Original Banks and substantially in the form distributed to the Original Banks prior to signing this Agreement.

4.	An opinion of Arthur Cox, the Guarantor’s and CRH Agent’s external Northern Irish Counsel, addressed to the Agent and the Original Banks and substantially in the form distributed to the Original Banks prior to signing this Agreement.

5.	An opinion of Clifford Chance, solicitors to the Agent, in substantially the form distributed to the Banks prior to the execution hereof.

6.	Evidence reasonably satisfactory to the Agent that prior to, or, simultaneously with, the first Utilisation, all outstanding amounts under the 1999 Facility Agreement will be repaid and the commitments thereunder will be cancelled.

7.	A copy of the Original Financial Statements of each of the Guarantor and CRH (UK) Limited.

8.	A certificate of a director of each of the Guarantor and CRH (UK) Limited confirming:

(a)	that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on the Guarantor, or, as appropriate, CRH (UK) Limited, to be exceeded; and

(b)	the jurisdiction in which the Guarantor, or, as appropriate, CRH (UK) Limited, is resident for tax purposes.

9.	Evidence of payment of (a) the first instalment of the agency fee and (b) the arrangement and participation fees due and payable by the Guarantor under Clause 29 (Fees) of this Agreement.

Part 2

Conditions Precedent to initial Utilisation by any other Original Borrower (excluding CRH (UK) Limited)

1.	In relation to each of the Original Borrowers (excluding CRH (UK) Limited):

(a)	a copy, certified a true copy by a duly authorised officer of the CRH Agent, of the Memorandum and Articles of Association of such Original Borrower;

(b)	a copy, certified a true copy by a duly authorised officer of the CRH Agent, of a Board Resolution of such Original Borrower approving the execution, delivery and performance of the Finance Documents and the terms and conditions hereof and authorising a person or persons (specified by name or office) to sign the Finance Documents and any documents to be delivered by such Original Borrower pursuant hereto; and

(c)	a certificate of a duly authorised officer of the CRH Agent setting out the names and signatures of the persons authorised to sign, on behalf of such Original Borrower, the Finance Documents and any documents to be delivered by such Original Borrower pursuant hereto.

2.	An opinion of Arthur Cox, the Guarantor’s and CRH Agent’s external Irish Counsel, addressed to the Agent and the Original Banks and substantially in the form distributed to the Original Banks prior to signing this Agreement.

3.	An opinion of Arthur Cox, the Guarantor’s and CRH Agent’s external Northern Irish Counsel addressed to the Agent and the Original Banks and substantially in the form distributed to the Original Banks prior to signing this Agreement.

4.	An opinion of Clifford Chance, solicitors to the Agent, in substantially the form distributed to the Banks prior to the execution hereof.

5.	A copy of the Original Financial Statements of each Original Borrower (excluding CRH (UK) Limited).

6.	A certificate of a director of each Original Borrower (excluding CRH (UK) Limited) confirming:

(a)	that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on that Original Borrower to be exceeded; and

(b)	the jurisdiction in which such Original Borrower is resident for tax purposes.

SCHEDULE 5

UTILISATION REQUEST

From:	The CRH Agent

To:	ING Bank N.V., London Branch

Dated:

Dear Sirs,

1.	We refer to the agreement (as from time to time amended, varied, novated or supplemented, the “Facility Agreement”) dated [•], 2004 and made between CRH Finance Limited and others as original borrowers, CRH plc as guarantor (the “Guarantor”), CRH Finance Limited as CRH Agent, Barclays Capital, ING Bank N.V. and The Royal Bank of Scotland plc as Arranger, ING Bank N.V., London Branch as Agent and the banks named therein. Terms defined in the Facility Agreement shall have the same meaning in this notice.

2.	We hereby give you notice on behalf of the Borrower named below that, pursuant to the Facility Agreement, we wish the Banks to make Advances as follows:

(a)	Borrower:

(b)	Facility:

(c)	Aggregate principal amount:

(d)	Currency:

(e)	Utilisation Date:

(f)	Term:

(g)	Repayment Date:

3.	We confirm that, at the date hereof, the Repeated Representations set out in clause 18 (Representations) of the Facility Agreement are true in relation to the Guarantor and the Borrower and no Event of Default has occurred and is continuing which has not been waived.

Yours faithfully

for and on behalf of [CRH AGENT]

SCHEDULE 6

TIMETABLES

“D”	=	Utilisation Date

“D-x”	=	x business days prior to Utilisation Date

“Bs”	=	Banks

“A”	=	Agent

“( )”	=	Clause number of Agreement

Part 1

Advances to all Borrowers

(other than, in the case of Sterling Advances, CRH Finance (U.K.) plc)

	Sterling Advances	Euro Advances	Optional Currency Advances (other than Sterling or Euro)
1. Utilisation Request to A (Clause 6.1 of Clause 6 (Utilisation of a Facility))	D-1 5.00 p.m.	D-3 5.00 p.m.	D-3 5.00 p.m.

2. A to notify Bs ((Clause 6.7 of Clause 6 (Utilisation of a Facility))	D 10.00 a.m.	D-2 9.30 a.m.	D-2 10.00 a.m.

3. Interest Rate fixing (Clause 1 (Interpretation))	D 11.00 a.m.	D-2 10.00 a.m.	D-2 11.00 a.m.

Part 2

Sterling Advances to CRH Finance (U.K.) plc as Borrower

Advances
1. Utilisation Request to A (Clause 6.1 of Clause 6 (Utilisation of a Facility))	D 10.00 a.m.

2. A to notify Bs ((Clause 6.7 of Clause 6 (Utilisation of a Facility))	D 10.30 a.m.

3. Interest Rate fixing (Clause 1 (Interpretation))	D 11.00 a.m.

SCHEDULE 7

MANDATORY COSTS

1.	The Mandatory Cost is an addition to the interest rate to compensate Bank for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Advance) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Agent. This percentage will be certified by that Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all Advances made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Advance:

AB + C (B – D) + E x 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to an Advance in any currency other than sterling:

E x 0.01	per cent. per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Advance is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 25.3 of Clause 25 (Default Interest and Indemnity)) payable for the relevant Interest Period on the Advance.

C	is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Bank for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 8

FORM OF BORROWER ACCESSION MEMORANDUM

To:	ING Bank N.V., London Branch

From:	[Member of Group]

Dated:

Dear Sirs,

1.	We refer to an agreement (the “Facility Agreement”) dated [•], 2004 and made between CRH Finance Limited and others as Original Borrowers, CRH plc as Guarantor, CRH Finance Limited as CRH Agent, Barclays Capital, ING Bank N.V. and The Royal Bank of Scotland plc as Arranger, ING Bank N.V., London Branch as Agent and the financial institutions defined therein as Banks.

2.	Terms defined in the Facility Agreement shall bear the same meaning herein.

3.	The CRH Agent hereby requests that [Member of Group] become an Acceding Borrower pursuant to Clause 36.1 of Clause 36 (Acceding Borrowers) of the Facility Agreement.

4.	[Member of Group] hereby agrees to such request and accordingly undertakes, upon its becoming a Borrower, to perform all the obligations expressed to be undertaken under the Facility Agreement by a Borrower in all respects as if it had been an original party thereto as an Original Borrower.

5.	The Guarantor confirms that it will guarantee in accordance with clause 23 (Guarantee) of the Facility Agreement all the financial obligations of [Member of Group] under the Finance Documents in all respects in accordance with the terms of the Facility Agreement provided that this paragraph shall not apply where the Acceding Borrower is the guarantor.

6.	[Member of Group] administrative details as follows:

Address:

Telephone No.:

Fax No.:

7.	This memorandum shall be governed by and construed in all respects in accordance with English law.

CRH plc

By:

CRH Agent

By:

[Subsidiary]

By:

SCHEDULE 9

CONDITIONS PRECEDENT TO BORROWER ACCESSION

1.	A copy, certified a true copy by a duly authorised officer of the CRH Agent of the Memorandum and Articles of Association of the proposed Borrower.

2.	A copy, certified a true copy by a duly authorised officer of the CRH Agent of the Certificate of Incorporation of the proposed Borrower.

3.	A copy, certified a true copy by a duly authorised officer of the CRH Agent, of a Board Resolution of such proposed Borrower approving the execution and delivery of a Borrower Accession Memorandum, the accession of such proposed Borrower to the Facility Agreement and the performance of its obligations under the Finance Documents and authorising a person or persons (specified by name or office) on behalf of such proposed Borrower to sign such Borrower Accession Memorandum, any other Finance Document and any other documents to be delivered by such proposed Borrower pursuant thereto.

4.	A certificate of a duly authorised officer of the CRH Agent setting out the names and signatures of the person or persons mentioned in the resolution referred to in paragraph (2).

5.	A copy, certified a true copy by or on behalf of the proposed Borrower, of each such consent, licence, approval, registration or declaration as is, in the opinion of counsel to the proposed Borrower, necessary to render the relevant Borrower Accession Memorandum legal, valid, binding and enforceable, to make such Borrower Accession Memorandum admissible in evidence in the jurisdiction of incorporation of the proposed Borrower and to enable the proposed Borrower to perform its obligations thereunder and under the other Finance Documents.

6.	A copy of its latest audited financial statements.

7.	A certificate of the proposed Borrower, confirming:

(a)	that borrowing the Total Commitments would not cause any borrowing limit binding on it to be exceeded; and

(b)	the jurisdiction in which it is resident for tax purposes.

8.	An opinion of [ ], solicitors to [ • ] addressed to the Agent and the Banks.

SCHEDULE 10

FORM OF CONFIDENTIALITY AGREEMENT

[Letterhead of Seller/Seller’s agent/broker]

To:

                                                                                               [insert name of Potential Purchaser/ Purchaser’s agent/broker]

Re:	The Agreement

Borrowers:	CRH Finance Limited and certain other members of the CRH Group

Date:

Guarantor:	CRH plc

Amount:	£300,000,000 and €200,000,000 multicurrency revolving credit facilities

Agent:	ING Bank N.V., London Branch

Dear Sirs

We understand that you are considering [acquiring]/[arranging the acquisition of] an interest in the Agreement (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)] below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	[subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

[(b/c)]	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group in each case so long as that person has delivered a letter to you in equivalent form to this letter; and

[(c/d)]	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)] or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)] above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential

Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)	neither we, [nor our principal] nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we [or our principal] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,] the Borrower and each other member of the Group.

10.	Third Party Rights

(a)	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act

1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)	The parties to this letter do not require the consent of the Relevant Persons to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

(a)	This letter (including the agreement constituted by your acknowledgement of its terms) is governed by English law.

(b)	The parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Permitted Purpose” means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of] considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller/Seller’s agent/broker]

To: [Seller]

[Seller’s agent/broker]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser/Purchaser’s agent/broker]

SIGNATURE

The Original Borrowers

CRH FINANCE LIMITED

By:

Address:	Belgard Castle
Belgard Road
Clondalkin
Dublin 22
Ireland

Fax:	+ 353 1 404 1010
Tel:	+ 353 1 404 1000
Attention:	Myles Lee

CRH (UK) LIMITED

By:

Address:	Bridle Way
Bootle
Merseyside
L30 4UA
England

Fax:	+44 (0) 151 521 5696
Tel:	+44 (0) 151 521 3545
Attention:	Kevin Sims

CRH FINANCE (U.K.) plc

By:

Address:	Bridle Way
Bootle
Merseyside
L30 4UA
England

Fax:	+44 (0) 151 521 5696
Tel:	+44 (0) 151 521 3545
Attention:	Kevin Sims

CRH BUILDING PRODUCTS LIMITED

By:

Address:	Bridle Way
Bootle
Merseyside
L30 4UA
England

Fax:	+44 (0) 151 521 5696
Tel:	+44 (0) 151 521 3545
Attention:	Kevin Sims

CRH INVESTMENTS (UK) LIMITED

By:

Address:	Bridle Way
Bootle
Merseyside
L30 4UA
England

Fax:	+44 (0) 151 521 5696
Tel:	+44 (0) 151 521 3545
Attention:	Kevin Sims

CRH INTERNATIONAL FINANCIAL SERVICES LIMITED

By:

Address:	Belgard Castle
Belgard Road
Clondalkin
Dublin 22
Ireland

Fax:	+353 1 404 1010
Tel:	+353 1 404 1000
Attention:	Myles Lee

IBSTOCK GROUP LIMITED

By:

Address:	Leicester Road
Ibstock
Leicestershire
LE67 6HS
England

Fax:	+44 (0) 1530 257 457
Tel:	+44 (0) 1530 261 999
Attention:	Angus Bennion

FARRANS LIMITED

By:

Address:	99 Kingsway
Dunmurry
Belfast
BT17 9NU
Northern Ireland

Fax:	+44 (0) 28 9061 1122
Tel:	+44 (0) 28 9060 1930
Attention:	Raymond Reilly

FORTICRETE LIMITED

By:

Address:	Bridle Way
Bootle
Merseyside
L30 4UA
England

Fax:	+44 (0) 151521 5696
Tel:	+44 (0) 151 521 3545
Attention:	Kevin Sims

IBSTOCK BRICK LIMITED

By:

Address:	Leicester Road
Ibstock
Leicestershire
LE67 6HS

Fax:	+44 (0) 1530 257 457
Tel:	+44 (0) 1530 261 999
Attention:	Angus Bennion

SPRINGVALE EPS LIMITED

By:

Address:	75 Springvale Road
Dough
Ballyclare
Co. Atrim
BT39 0SS
Northern Ireland

Fax:	+44 (0) 28 9334 1159
Tel:	+44 (0) 28 9334 0203
Attention:	Sean McGreevy

TYRONE BRICK LIMITED

By:

Address:	48 Coalisland Road
Dungannon
Co. Tyrone
BT47 6LA
Northern Ireland

Fax:	+44 (0) 28 8772 7193
Tel:	+44 (0) 28 8772 3421
Attention:	Stephen Macartney

The Guarantor

CRH plc

By:

Address:	Belgard Castle
Belgard Road
Clondalkin
Dublin 22
Ireland

Fax:	+353 1 404 1010
Tel:	+353 1 404 1000
Attention:	H.P. Sheridan

The CRH Agent

CRH FINANCE LIMITED

By:

Address:	Belgard Castle
Belgard Road
Clondalkin
Dublin 22
Ireland

Fax:	+353 1 404 1010
Tel:	+353 1 404 1000
Attention:	H.P. Sheridan

The Arranger

BARCLAYS CAPITAL

By:

Address:	5 The North Colonnade
Canary Wharf
London E14 4BB

Fax:	+44 (0)20 7773 1572
Tel:	+44 (0)20 7773 2360
Attention:	John Loomes

ING BANK N.V.

By:

Address:	60 London Wall
London EC2M 5TQ

Fax:	+44 (0)20 7767 7244
Tel:	+44 (0)20 7767 5102
Attention:	Mike Clarke

THE ROYAL BANK OF SCOTLAND PLC

By:

Address:	135 Bishopsgate
London EC2M 3UR

Fax:	+44 (0) 207 085 8692
Tel:	+44 (0) 207 085 8437/8643
Attention:	Stephen Loizou/Martin Carter

The Agent

ING BANK N.V., LONDON BRANCH

By:

Address:	60 London Wall
London EC2M 5TQ

Fax:	+44 (0)20 7767 7324
Tel:	+44 (0)20 7767 1051/ +44 (0)20 7767 5617
Attention:	Stuart Ormston/ Craig Baker

The Original Banks

BARCLAYS BANK PLC

By:

Address:	47/48 St. Stephens Green
Dublin 2

Fax:	+353 1 6623141
Tel:	+353 1 6611177
Attention:	Valerie Mulhall

For Advances to UK Obligors

Barclays Bank PLC
1st Floor
Imperial House
Donegall Square East
Belfast BT1 5HL
Fax:	+44 2890 322 700
Tel:	+44 2890 882 929

ING BANK N.V. LONDON BRANCH

By:

Address:	60 London Wall
London EC2M 5TQ

Fax:	+44 (0)20 7562 0220
Tel:	+44 (0)20 7767 1054/ +44 (0)20 7767 1240
Attention:	Andrea Inancsi

THE ROYAL BANK OF SCOTLAND plc

By:

Address:	Corporate and Institutional Banking
8th Floor
135 Bishopsgate
London EC2M 3UR

Fax:	+44 (0) 207 085 8692
Tel:	+44 (0) 207 085 8437/8643
Attention:	Stephen Loizou/Martin Carter

ULSTER BANK IRELAND LIMITED

By:

Address:	Ulster Bank Group Centre
Georges Quay
Dublin 2
Ireland

Fax:	+353 1 6084144
Tel:	+353 1 6084379
Attention:	John McGrail

ABN AMRO BANK N.V.

By:

Address:	ABN AMRO House
International Financial Services Centre
Dublin 1
Ireland

Fax:	+353 1 829 1100
Tel:	+353 1 609 3800
Attention:	Francis O’Higgins or Anthony Parsons

For Advances to UK Obligors

ABN AMRO Bank N.V.
250 Bishopsgate
London
EC2M A44

Fax:	+44 (0) 207 857 9000
Tel:	+44 (0) 207 678 8000
Attention:	Peter Hamilton

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

By:

Address:	108 Cannon Street
London EC4N 6EU

Fax:	+44 (0)20 7648 7615
Tel:	+44 (0)20 7397 6033
Attention:	George Silver

BANK OF AMERICA, N.A.

By:

Address:	Portfolio Management
5 Canada Square
London E14 5AQ

Fax:	+44 (0) 207 174 6438
Tel:	+44 (0) 207 174 4363
Attention:	Michael Collins

BAYERISCHE LANDESBANK, LONDON BRANCH

By:

Address:	Bavaria House
13/14 Appold Street
London EC2A 2NB

Fax:	+44 (0) 207 955 5129
Tel:	+44 (0) 207 955 5853
Attention:	Ian Little

BNP PARIBAS - DUBLIN BRANCH

By:

Address:	5 St George’s Dock
International Financial Services Centre
Dublin 1, Ireland

Fax:	+3531 612 5104
Tel:	+3531 612 5043
Attention:	Paul Owens

For Advances to UK Obligors

BNP Paribas, London Branch
10 Harewood Avenue
London
NW1 6AA A

Fax:	+44 (0) 207 595 6195
Tel:	+44 (0) 207 595 6120/6878
Attention:	Katy Simpson/Steve Black

HSBC BANK PLC

By:

Address:	Transport Logistics & Construction
Corporate Banking
8 Canada Square
London E14 5HQ

Fax:	+44 (0)20 7991 4895
Tel:	+44 (0)20 7991 2860
Attention:	Clive Thomas

IIB BANK LIMITED

By:

Address:	91 Merrion Square
Dublin 2, Ireland

Fax:	+353 (0) 1 678 5034
Tel:	+353 (0) 1 661 9744
Attention:	Michael McNaughton or Bert Van Rompoy

For Advances to UK Obligors

KBC Bank N.V. London Branch
5th Floor
111 Old Broad Street
London EC2N 1BR

KBC BANK N.V. LONDON BRANCH

By:

Address:	5th Floor
111 Old Broad Street
London EC2N 1BR

Fax:	+44 (0) 207 256 2141
Tel:	+44 (0) 207 256 4856
Attention:	Christopher Freyer

NATIONAL AUSTRALIA BANK LIMITED A.B.N. 12 004 044 937

By:

Address:	88 Wood Street
London EC2V 7QQ

Fax:	+44 (0) 207 588 8356
Tel:	+44 (0) 207 710 2100
Attention:	Jason Presence

UBS LIMITED

By:

Address:	1 Finsbury Avenue
London EC2M 2PP

Fax:	+44 (0)20 7568 4664
Tel:	+44 (0)20 7568 5578
Attention:	Sharon Canham

BANCA DI ROMA SPA - LONDON BRANCH

By:

Address:	81-87 Gresham Street
London EC2V 7NQ

Fax:	+44 (0)20 7600 0776
Tel:	+44 (0)20 7726 4106
Attention:	Vincent Right

CITIBANK INTERNATIONAL PLC

By:

Address:	4 Harbour Exchange
Isle of Dogs
London E14 9GE

Fax:	+3531 622 6633
Tel:	+3531 622 6616
Attention:	Tony Golden

INTESA BANK IRELAND P.L.C.

By:

Address:	AIB International Centre
International Financial Services Centre
Dublin 1
Ireland

Fax:	+353 1 611 5010
Tel:	+353 1 611 5000
Attention:	Richard Barkley/Davide Demarco

For Advances to UK Obligors

Banca Intesa S.p.A., London Branch
90 Queen Street
London EC4N 1SA

BANCA INTESA S.P.A., LONDON BRANCH

By:

Address:	Loans Administration
90 Queen Street
London EC4N 1SA

Fax:	+44 (0) 207 651 3220
Tel:	+44 (0) 207 651 3414/3113
Attention:	Richard Barkley/Davide Demarco

NORDEA BANK FINLAND PLC, LONDON BRANCH

By:

Address:	8th Floor, City Place House
55 Basinghall Street
London EC2V 5NB

Fax:	+44 (0)20 7726 9186
Tel:	+44 (0)20 7726 9000
Attention:	David Andrews

RABOBANK IRELAND PLC

By:

Address:	Georges Dock House
International Financial Services Centre
Dublin 1
Ireland

Fax:	+353 1 6701724
Tel:	+353 1 6076100
Attention:	Nigel McDonagh

For Advances to UK Obligors

Rabobank International London Branch
Thames Court,
1 Queenhithe,
London EC4V 3RL

RABOBANK INTERNATIONAL LONDON BRANCH

By:

Address:	Thames Court
1 Queenhithe,
London EC4V 3RL

Fax:	+44 (0) 207 809 3506
Tel:	+44 (0) 809 3066
Attention:	Paul Saunders

WESTLB AG, LONDON BRANCH

By:

Address:	Woolgate Exchange
25 Basinghall Street
London EC2V 5HA

Fax:	+44 (0)20 7020 7620
Tel:	+44 (0)20 7020 2000
Attention:	Stephen Douglas